Exhibit 2.1

     Execution Version

STOCK PURCHASE AGREEMENT

Dated as of September 5, 2023

by and among

LOGILITY, INC.

(as Buyer),

THE SHAREHOLDERS

(as Shareholders),

and

PIET BUYCK

(as Shareholder Representative)

TABLE OF CONTENTS

1.	SALE AND TRANSFER OF SHARES		1
	1.1	Purchase and Sale	1
	1.2	Pre-emption Waiver and Consent	1
	1.3	Purchase Price; Closing Date Payment	2
	1.4	Payments at Closing	2
	1.5	Paying Agent	3

2.	CLOSING		3
	2.1	Closing	3
	2.2	Closing Deliveries	3

3.	ADJUSTMENTS TO PURCHASE PRICE		5
	3.1	Escrow	5
	3.2	Closing Date Payment Adjustments	6
	3.3	Post-Closing Adjustment	7

4.	REPRESENTATIONS OF THE FOUNDERS		9
	4.1	Reserved	9
	4.2	Existence and Good Standing of each Company Group Member	9
	4.3	Authority and Enforceability	9
	4.4	Insolvency	10
	4.5	Consents and Approvals; No Violations	10
	4.6	Books and Records	10
	4.7	Capitalization	11
	4.8	Subsidiaries and Investments	11
	4.9	The Company and the Other Company Group Members	11
	4.10	Changes to Share Capital	12
	4.11	Financial Statements; Accounts Receivable; Working Capital	12
	4.12	Liabilities	13
	4.13	No Changes Since Balance Sheet Date	13
	4.14	Taxes	15
	4.15	Title to Assets; Condition and Sufficiency of Assets	20
	4.16	Material Contracts	20
	4.17	Government Contracts	22
	4.18	Intellectual Property; Information Technology	22
	4.19	Privacy and Data Protection	25
	4.20	Suppliers, VARs, and Customers	26
	4.21	Interests in Clients, Suppliers, Etc	26
	4.22	Warranty Claims	26
	4.23	Owned Real Property	27
	4.24	Leased Real Property	27
	4.25	Insurance	27
	4.26	Compliance with Laws	28
	4.27	Environmental Laws and Regulations	28
	4.28	Permits	28
	4.29	Litigation; Orders	29
	4.30	Labor and Employment Matters	29
	4.31	Employee Benefit Plans	31
	4.32	Brokers’ or Finders’ Fees	32

5.	REPRESENTATIONS OF BUYER		32
	5.1	Existence and Good Standing; Power and Authority	32
	5.2	Consents and Approvals; No Violations	32
	5.3	Brokers’ or Finders’ Fees	33
	5.4	Investment Representations	33
	5.5	Independent Investigation; No Reliance	33

6.	REPRESENTATIONS OF SHAREHOLDERS		33
	6.1	Power and Authority	33
	6.2	Title to the Shares	33
	6.3	Brokers’ or Finders’ Fees	34
	6.4	Representation by Counsel	34
	6.5	Insolvency	34

7.	COVENANTS OF THE SHAREHOLDERS		34
	7.1	Noncompetition; Nonsolicitation; Nondisclosure	34
	7.2	Specific Performance	37
	7.3	Announcements	37
	7.4	Release	37

8.	ADDITIONAL COVENANTS		38
	8.1	Assistance in Proceedings	38
	8.2	Further Assurances	38
	8.3	Tax Covenants	39
	8.4	Reserved	50
	8.5	Access and Preservation of Records	50

9.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		51
	9.1	Survival of Representations; Limitations on Liability	51
	9.2	Indemnification	52
	9.3	Indemnification Procedure	54
	9.4	Third-Party Claims	55
	9.5	Recoveries	57

10.	POST CLOSING MATTERS		57
	10.1	UK Stamp Duties	57
	10.2	Transaction Bonus Amounts	57
	10.3	Vlaio Grant	57
	10.4	O&O Tax Credit	58

11.	MISCELLANEOUS		59
	11.1	Expenses	59
	11.2	Governing Law	59
	11.3	Arbitration	59
	11.4	Notices	59
	11.5	Confidentiality	60
	11.6	Assignment; Parties in Interest	60
	11.7	Counterparts	60
	11.8	Entire Agreement	60
	11.9	Amendments	60
	11.10	Severability	61

ii

11.11	Third-Party Beneficiaries	61
11.12	No Strict Construction	61
11.13	Electronic Delivery	61
11.14	Schedules	61
11.15	Construction	61
11.16	Schedules and Exhibits	62
11.17	Shareholder Representative	62

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of September 5, 2023, is by and among (i) LOGILITY, INC., a Georgia corporation (“Buyer”); (ii) PIET BUYCK, an individual (“Buyck”); (iii) ANUPAM AISHWARYA, an individual (“Aishwarya”); (iv) RANJITH NARAYANAN, an individual (“Narayanan”); (v) GEERT JAN VAN DEN BOGAERDE, an individual (“Bogaerde” and, together with Buyck, Aishwarya and Narayanan, the “Founders” and, each a “Founder”); (vi) each of the other shareholders (collectively, with the Founders, the “Shareholders” or individually, a “Shareholder”) of Garvis AI Limited (company number: 14287906), a private limited company organized and registered under the laws of England and Wales (the “Company”) and (vii) PIET BUYCK, in his capacity as the Shareholder Representative (the “Shareholder Representative”). Buyer and the Shareholders may be referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of Garvis BV, a private limited company organized under the laws of Belgium (the “Belgian Subsidiary”);

WHEREAS, the Belgian Subsidiary owns (i) all of the issued and outstanding shares of capital stock of Garvis AI Inc., a Washington corporation (the “US Subsidiary”), and (ii) one-half of the issued and outstanding shares of capital stock of GarvisAI Private Limited, a private company limited by shares organized under the laws of India (the “Indian Subsidiary” and, together with the Company, the Belgian Subsidiary and the US Subsidiary, the “Company Group”, and each, a “Company Group Member”), the shares (the “Affiliate Shares”) representing the other half of which is being transferred to an Affiliate of Buyer (the “Affiliate Share Buyer”) contemporaneously with the Closing (the “Simultaneous Transaction”); and

WHEREAS, the Shareholders desire to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1.            SALE AND TRANSFER OF SHARES.

1.1      Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement and concurrently with the execution and delivery of this Agreement by the Parties, each Shareholder hereby sells, assigns, transfers and delivers to Buyer the number of Shares set forth opposite such Shareholder’s name in Schedule 1.1, and Buyer hereby purchases such Shares from each Shareholder, in each case, free and clear of all Liens.  The Shares shall be sold with the benefit of all rights attaching to or accruing to them as at the date of this Agreement, including all dividends or other distributions declared, paid or made by the Company on or after the date of this Agreement.  The Buyer shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

1.2      Pre-emption Waiver and Consent.  Each of the Shareholders hereby irrevocably and unconditionally waives all rights of pre-emption or similar rights over any of the Shares conferred on him or it by either the articles of association of the Company, the Shareholders’ Agreement or in any other way under any other agreement. For the purposes of clause 6 of the Shareholders’ Agreement and for all other purposes whatsoever, each of the Shareholders (including, for the avoidance of doubt, those representing an “Investor Majority” as defined in the Shareholders’ Agreement) hereby irrevocably and unconditionally provide their consent to, and approve, (i) the transfer of the Shares to the Buyer on and subject to the terms of this Agreement and (ii) all other matters contemplated by or incidental to this Agreement. Each Shareholder agrees that this Section 1.2 constitutes requisite consent for the purposes of the Shareholders’ Agreement.  Further, each of the Shareholders hereby irrevocably and unconditionally agrees that, subject to and with effect from Closing and in accordance with clause 18.3 of the Shareholders' Agreement (and without prejudice to Section 7.4), the Shareholders' Agreement is terminated, provided that, as between the Shareholders, such termination shall be without prejudice to liability for breaches of the Shareholders' Agreement which occurred prior to its termination.

1.3            Purchase Price; Closing Date Payment.  The aggregate purchase price for the Shares shall be $25,000,000, subject to any adjustment required pursuant to this Agreement (the “Purchase Price”).  The “Closing Date Payment” shall be the amount equal to (a) $25,000,000 (the “Base Purchase Price”); (b) minus the aggregate amount of payments made pursuant to Section 1.4(b) (Payment of Indebtedness and Transaction Expenses (other than the Transaction Bonus Amount)) and Section 1.4(c) (Escrow Amount); (c) as applicable, (i) plus the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, provided that if the amount of such difference is equal to or less than the Adjustment Collar, then such difference shall be deemed zero dollars ($0.00), or (ii) minus the amount by which the Estimated Closing Working Capital is less than the Target Working Capital, provided that if the amount of such difference is equal to or less than the Adjustment Collar, then such difference shall be deemed zero dollars ($0.00); (d) plus the Estimated Closing Cash of the Company Group as of the Closing; (e) minus the Shareholder Representative Reserve Amount; and (f) minus the Transaction Bonus Amount.

1.4            Payments at Closing.  At the Closing, Buyer shall:

(a)            pay to the Paying Agent the Closing Date Payment by wire transfer of immediately available funds to the account specified in the Funds Flow, for further distribution by the Paying Agent to each of the Shareholders such Shareholder’s portion of the Closing Date Payment by wire transfer of immediately available funds to the accounts and in the amounts set forth in the Funds Flow (defined below);

(b)            pay, from the Purchase Price, on behalf of each Company Group Member, the following amounts:

(i)              Indebtedness of each Company Group Member set forth on the Closing Indebtedness Certificate to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Funds Flow; and

(ii)          any Transaction Expenses (other than the Transaction Bonus Amount) set forth on the Closing Transaction Expenses Certificate that remain unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Funds Flow;

(c)            pay to the Escrow Agent the amounts as set forth in Section 3.1 below;

(d)    pay to a commercial bank designated by the Shareholder Representative an amount equal to $10,000 (the “Shareholder Representative Reserve Amount”) to establish a reserve account or accounts (collectively, the “Reserve Account”) for the satisfaction of the Shareholders' expenses and liabilities as directed by the Shareholder Representative in accordance with Section 11.17; and

(e)     pay to the Belgian Subsidiary, by wire transfer of immediately available funds to the account specified on the Funds Flow, the Transaction Bonus Amount.

1.5      Paying Agent.  Simultaneous with the execution of this Agreement, the Shareholder Representative has engaged the Paying Agent to act as the paying agent with respect to any funds payable by Buyer to the Shareholders pursuant to this Agreement, including the Closing Date Payment.  The Shareholders acknowledge and agree that Buyer’s obligation to make such payments to the Shareholders shall be deemed to be satisfied upon Buyer’s payment to the Paying Agent of such amounts, and Buyer shall not be responsible for any acts or omissions of the Paying Agent with respect to such funds received by the Paying Agent.

2.               CLOSING

2.1         Closing.  The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the time of the execution and delivery of this Agreement and shall be effective for accounting purposes as of 12:01 a.m. Central European Time on the date set forth in the preamble to this Agreement (the “Closing Date”).

2.2            Closing Deliveries.  In addition to any other documents delivered under other provisions of this Agreement, at the Closing:

(a)            Deliveries of Shareholders.  The Shareholders have delivered to Buyer and, to the extent any Shareholder is a party thereto, has executed:

(i)            stock transfer forms, duly completed and executed by the registered holders, in favor of the Buyer (or such person as it may direct) in respect of the Shares;

(ii)            an indemnity (in a form satisfactory to the Buyer) from each of the Shareholders that share certificates evidencing the Shares owned by the Shareholders were never issued;

(iii)            the escrow agreement in the form of Exhibit A (the “Escrow Agreement”) executed by the Shareholder Representative, for the benefit of the Shareholders;

(iv)            the Ancillary Documents, each duly executed by the Shareholder and other parties identified therein, as applicable;

(v)            an English law governed power of attorney, in a form acceptable to Buyer, duly executed by each Shareholder authorizing Buyer to exercise such Shareholder’s respective rights as shareholder of the Company for the period from Closing to the date on which the relevant Shares sold by that Shareholder under the terms of this Agreement are registered in the name of Buyer;

(vi)            all consents, authorizations, orders and approvals referred to in Schedule 2.2(a), each in a form acceptable to Buyer;

(vii)          written resignations of the directors and secretaries (if applicable) of each Company Group Member, effective as of the Closing, each in a form acceptable to Buyer;

(viii)      a copy of each power of attorney (in a form acceptable to Buyer) entered into by any Shareholder who is not a direct signatory to this Agreement and under which any document (including this Agreement) is to be executed on behalf of such Shareholder and delivered to the Buyer;

(ix)            in accordance with article 29.7 of the Company’s articles of association, a duly executed written board resolution of the Company in the agreed form, dealing with the matters set out in Section 2.2(b), together with copies of all shareholder resolutions and all other consents or approvals (if any) referred to in such minutes;

(x)            the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate, each duly executed by an authorized officer of the Company;

(xi)    payoff and release letters from the holders of any Indebtedness that (i) reflect the amounts required in order to pay in full such Indebtedness and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of each Company Group Member shall be terminated and of no further force and effect, together with lien termination statements, as applicable, with respect to the assets of any Company Group Member by the holders of such Liens;

(xii)       the certificate of incorporation, any certificates of incorporation on change of name or re-registration, the statutory books and registers written up to date, the Companies House webfiling authentication code, share certificate books, minute books, and (if any) the common seal of the Company; and

(xiii)     a certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that (A) the US Subsidiary is in good standing or subsisting and (B) the Belgian Subsidiary has not filed for bankruptcy.

(b)         Company Board Approvals.  The Shareholders procure that a duly authorized written resolution of the board of directors of the Company is passed at which:

(i)               the Investor Directors (as defined in the Shareholders’ Agreement) provide their consent to (A) the transfer of the Shares to the Buyer on and subject to the terms of this Agreement and (B) all other matters contemplated by or incidental to this Agreement, for the purposes of clause 6.2 and schedule 3 of the Shareholders’ Agreement;

(ii)            the stock transfer forms referred to in Section 2.2(a)(i) above are approved and (subject to them being appropriately stamped or written confirmation by email from HMRC (in lieu of stamping) of (A) receipt of stamp duty and (B) assurance that HMRC will not pursue a penalty against a company registrar for registering the transfer without a stamped instrument of transfer received from HMRC) registered in the Company’s books and registers;

(iii)            each director and the secretary of the Company ceases to be an officer with effect from the Closing;

(iv)            the persons nominated by the Buyer are appointed as directors and secretary of the Company with effect from Closing;

(v)              the registered office of the Company is changed to Rathbone House, Weybridge, 4a Heath Road, KT13 8TB; and

(vi)      the execution and completion of the other documents to be entered into by the Company under this Agreement are approved as appropriate.

(c)            Deliveries of Buyer.  Buyer has delivered to the Shareholder Representative and, to the extent Buyer is a party thereto, has executed:

(i)       the Escrow Agreement;

(ii)      letters in the agreed form from or on behalf of the registrable persons and registrable relevant legal entities within the meaning of Section 790C, CA 2006 in respect of the Company immediately after Closing notifying the Company of their required particulars within the meaning of Section 790K, CA 2006; and

(iii)     the Ancillary Documents, each duly executed by Buyer, as applicable.

3.           ADJUSTMENTS TO PURCHASE PRICE

3.1      Escrow.

(a)      At the Closing, Buyer shall deposit the Escrow Amount in an account (the “Escrow Account”) with U.S. Bank National Association (together with its successors and permitted assigns, the “Escrow Agent”) to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement. The Indemnity Escrow Fund shall be used for the sole purpose of securing the Founders’ obligations under Section 9.2(a), subject to the limitations set forth in Section 9.1, and the Adjustment Escrow Fund shall be used for the sole purpose of securing the Shareholders’ obligations pursuant to Section 3.3.

(b)      The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and this Agreement.

(c)      Fifty percent (50%) of any amounts held in the Indemnity Escrow Fund that are not subject to then outstanding indemnification claims shall be released to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Founders, pro rata, based on the percentages set forth in the Funds Flow, within five (5) Business Days following the date that is nine (9) months after the Closing Date.  Any remaining amounts held in the Indemnity Escrow Fund that are not subject to then outstanding indemnification claims shall be released to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Founders, pro rata, based on the percentages set forth in the Funds Flow, within five (5) Business Days following the date that is eighteen (18) months after the Closing Date.

(d)      Any income, gains and losses of the Escrow Account shall be included by Buyer as taxable income or loss of Buyer, and any income and gains of the Escrow Account shall be available to Buyer as part of the Escrow Account, but (i) any amount of the Indemnity Escrow Fund not paid to Buyer in connection with an indemnification claim in accordance with Section 9.2(a) and (ii) any amount of the Adjustment Escrow Fund not paid to the Buyer in connection with a true-up under Section 3.3(f), shall ultimately be distributable to the Founders or the Shareholders, respectively, in accordance with this Agreement and the Escrow Agreement.  The cost and expense of the Escrow Account shall be borne as follows:  50% by Buyer and 50% by the Shareholders.

3.2      Closing Date Payment Adjustments.

(a)      At least three (3) Business Days prior to the Closing, Buyer and Shareholder Representative shall jointly prepare and finalize (i) the Estimated Closing Balance Sheet and (ii) the Statement of Estimated Adjustments.

(b)      At the Closing, the Base Purchase Price shall be adjusted as follows:

(i)       (x) increased by the amount of the Estimated Closing Working Capital Surplus, if any, as set forth on the Estimated Closing Balance Sheet and the Statement of Estimated Adjustments, provided that if the amount of such difference is equal to or less than the Adjustment Collar, then such difference shall be deemed zero dollars ($0.00); or (y) decreased by the amount of the Estimated Closing Working Capital Deficit, if any, as set forth on the Estimated Closing Balance Sheet and the Statement of Estimated Adjustments, provided that if the amount of such difference is equal to or less than the Adjustment Collar, then such difference shall be deemed zero dollars ($0.00);

(ii)       increased by the amount of the Estimated Closing Cash set forth on the Statement of Estimated Adjustments;

(iii)     decreased by the amount of Transaction Expenses (other than the Transaction Bonus Amount) set forth on the Closing Transaction Expenses Certificate, which shall be paid directly by Buyer out of the Closing Date Payment that otherwise would have been paid to the Shareholders, pursuant to the Funds Flow;

(iv)      decreased by the amount of Indebtedness of the Company Group (including prepayment penalties) set forth on the Closing Indebtedness Certificate and which remain unpaid as of immediately prior to the Closing, if any, which shall be paid directly by Buyer out of the Closing Date Payment that otherwise would have been paid to Shareholders, pursuant to the Funds Flow;

(v)      decreased by the amount of the Shareholder Representative Reserve Amount, which shall be paid directly by Buyer to the Reserve Account out of the Closing Date Payment that otherwise would have been paid to the Shareholders, pursuant to the Funds Flow;

(vi)     decreased by the amount of the Indemnity Escrow Amount, which shall be paid directly by Buyer to the Escrow Agent out of the Closing Date Payment that otherwise would have been paid to the Founders, pursuant to the Funds Flow;

(vii)    decreased by the amount of the Adjustment Escrow Amount, which shall be paid directly by Buyer to the Escrow Account out of the Closing Date Payment that otherwise would have been paid to the Shareholders, pursuant to the Funds Flow; and

(viii)    decreased by the amount of the Transaction Bonus Amount, which shall be paid directly by Buyer to the Belgian Subsidiary out of the Closing Date Payment that otherwise would have been paid to the Shareholders, pursuant to the Funds Flow.

(c)      No later than two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum (the “Funds Flow”) which sets forth the parties’ calculation of the Closing Date Payment, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

3.3      Post-Closing Adjustment.

(a)      Within sixty (60) days following the Closing Date, Buyer shall deliver the Statement of Adjustment to the Shareholder Representative.

(b)     From the Closing Date through the date on which the Statement of Adjustment is finally determined in accordance with this Section 3.3, the Buyer shall give, and shall cause its Affiliates (including the Company Group Members following the Closing) to give, and instruct its Representatives and auditors to give (upon execution by the Shareholder Representative and its Representatives of a customary access letter if required by the Buyer’s outside accountants), the Shareholder Representative, its Affiliates, Representatives and auditors, upon reasonable advance notice, all such reasonable access during normal business hours (or such other times as the Buyer and the Shareholder Representative may agree) and in a manner so as not to unreasonably interfere with the conduct of the Buyer’s or its Affiliates’ business, as the Shareholder Representative may reasonably require, at the Shareholder Representative’s sole cost and expense, to the books and records of the Buyer relating to the calculation of the Statement of Adjustment and the items set forth therein, and to the appropriate employees and other personnel or Representatives of the Buyer and its Affiliates to the extent reasonably relating to the determination of the Statement of Adjustment and the adjustments contemplated by this Section 3.3 and the Shareholder Representative shall, and shall cause its Affiliates to, and instruct its Representatives and auditors to, comply with the reasonable confidentiality, security, data privacy and data protection requirements of the Buyer and its Affiliates, which will be made available to the Shareholder Representative by the Buyer.

(c)     The Shareholder Representative shall have a period of thirty (30) days after receipt of the Statement of Adjustment to notify the Buyer of its election to accept or dispute the Buyer’s calculations of Closing Working Capital and Closing Cash, as applicable, set forth therein. In the case of a dispute, such notice must identify any disputed items (the “Disputed Items”) and set forth the reasons that the Disputed Items are being disputed in reasonable detail and the amount of any requested adjustments relating to the Disputed Items. In the event no notice is received by the Buyer during such thirty (30) day period, the Statement of Adjustment as delivered by the Buyer shall be deemed accepted by the Shareholder Representative and final and binding on the Parties for purposes of this Section 3.3. In the event that the Shareholder Representative shall timely dispute the Statement of Adjustment delivered by the Buyer, the Buyer and the Shareholder Representative shall promptly (and in any event within thirty (30) days following the date upon which the Shareholder Representative shall dispute the Statement of Adjustment delivered by the Buyer), engage in good faith discussions concerning the Disputed Items and attempt to make a joint determination of the Closing Working Capital or Closing Cash, as applicable, and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties for purposes of this Section 3.3, absent actual fraud.

(d)      In the event the Buyer and the Shareholder Representative shall be unable to resolve the Disputed Items and agree upon a joint determination of the Closing Working Capital or Closing Cash, as applicable, within thirty (30) days of the Buyer’s receipt of the Shareholder Representative’s dispute notice, the Shareholder Representative and the Buyer shall engage a reputable independent public accounting firm as shall be mutually agreed by the Parties (the “Independent Accountant”) for resolution of the Disputed Items.

(e)      The Independent Accountant shall have had no prior business relationship during the three-year period preceding the Closing Date with either the Buyer, the Shareholder Representative or any Company Group Member and shall have authority hereunder to interpret this Section 3.3 and the Disputed Items.  In connection with the resolution of the Disputed Items by the Independent Accountant: (i) each of the Shareholder Representative and the Buyer shall furnish or cause to be furnished to the Independent Accountant any data, correspondence and other materials requested by the Independent Accountant (so long as the other party also receives such data, correspondence and other materials simultaneously); (ii) each of the Shareholder Representative and the Buyer shall be afforded the opportunity to submit to the Independent Accountant a memorandum setting forth its position with respect to the Disputed Items or make a presentation to the Independent Accountant relating to the Disputed Items (so long as the other party also receives such memorandum simultaneously) and to discuss such Disputed Items with the Independent Accountant in the presence of the other party; (iii) no ex parte communications with the Independent Accountant shall be initiated by either party; (iv) the Independent Accountant shall only decide the specific Disputed Items and the determination by the Independent Accountant for each Disputed Item shall be equal to one of the values, or within the range between the values, assigned to such Disputed Item by the parties as presented by Buyer in the Statement of Adjustment delivered pursuant to Section 3.2(a) and by the Shareholder Representative in the dispute notice delivered pursuant to Section 3.3(c); (v) the Independent Accountant shall make its determination for all remaining Disputed Items as of the Closing in accordance with the Accounting Standards, except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E; and (vi) the determination by the Independent Accountant shall be delivered in a written report setting forth the Independent Accountant’s resolution of each Disputed Item to both the Shareholder Representative and the Buyer within sixty (60) days of the engagement of the Independent Accountant by the Parties, and such report shall include the calculations supporting such resolutions and be final and binding on the Parties for purposes of this Section 3.3. The fees and expenses of the Independent Accountant shall be shared inversely proportional to the dollar amount of issues resolved in favor of the Buyer and the Shareholder Representative, respectively (e.g. if the dollar amount of issues resolved in favor of the Buyer is $100,000 and in favor of Shareholder Representative is $300,000, the Buyer shall bear 75% and the Shareholders shall bear 25% of such fees and expenses).

(f)      If the aggregate of the Closing Working Capital and the Closing Cash, as finally determined in accordance with the provisions of this Section 3.3, is less than the aggregate of the Estimated Closing Working Capital and Estimated Closing Cash (the absolute value of such difference, the “Buyer True-Up Amount”), then within five (5) Business Days after such determination, the Buyer and the Shareholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay (i) the Buyer True-Up Amount (or, if the funds in the Adjustment Escrow Fund are less than the Buyer True-Up Amount, all of the funds in the Adjustment Escrow Fund, which the Parties acknowledge and agree shall be in full satisfaction of the Buyer True-Up Amount) to the Buyer from the Adjustment Escrow Fund and (ii) the remaining amount of the Adjustment Escrow Fund, if any, to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow.

(g)      If the aggregate of the Closing Working Capital and Closing Cash as finally determined in accordance with the provisions of this Section 3.3 is greater than the aggregate of the Estimated Closing Working Capital and the Estimated Closing Cash (the absolute value of such difference, the “Shareholder True-Up Amount”), then (i) within five (5) Business Days after such determination, the Buyer will pay the Shareholder True-Up Amount to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow, by wire transfer of immediately available funds in the amounts and pursuant to the wire instructions as directed by the Shareholder Representative and (ii) the Buyer and the Shareholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the entire Adjustment Escrow Fund to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow.

(h)      Notwithstanding anything in Section 3.3(f) and Section 3.3(g) to the contrary, no adjustment to the Purchase Price shall be considered payable in respect of the Closing Working Capital pursuant to Section 3.3(f) and Section 3.3(g) unless the amount of the difference (positive or negative) between the Closing Working Capital as finally determined pursuant to Section 3.3 and the Target Working Capital exceeds the Adjustment Collar, in which event the entire adjustment shall be made dollar for dollar; provided, however, that: (A) if, in accordance with this Section 3.3(h), no adjustment is required to be made pursuant to Section 3.3(f) or Section 3.3(g) in respect of the Closing Working Capital, but an adjustment was made pursuant to Section 3.2(b)(i), then such adjustment pursuant to Section 3.2(b)(i) shall be reversed and the amount of any increase in the Purchase Price as a result of such adjustment pursuant to Section 3.2(b)(i)(x) shall be payable to the Buyer from the Adjustment Escrow Fund, and the amount of any decrease in the Purchase Price as a result of such adjustment pursuant to Section 3.2(b)(i)(y) shall be payable to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow; and (B) if an adjustment is required to be made pursuant to this Section 3.3(f) or Section 3.3(g) and an adjustment was previously made pursuant to Section 3.2(b)(i), then the calculations pursuant to Section 3.3(f) or Section 3.3(g), as applicable, shall take into account the amount of the adjustment that was made pursuant to Section 3.2(b)(i) so that the Buyer and the Shareholders are in the position they would have been had no adjustment been made pursuant to Section 3.2(b)(i) and the adjustment was based solely on the difference between Closing Working Capital and the Target Working Capital.  For the avoidance of doubt, if the amount of the difference (positive or negative) between the Closing Working Capital as finally determined pursuant to Section 3.3 and the Target Working Capital is less than or equal to the Adjustment Collar, then, for purposes of Section 3.3(f) and Section 3.3(g), the Estimate Closing Working Capital shall be deemed equal to the Closing Working Capital.

4.          REPRESENTATIONS OF THE FOUNDERS.  As an inducement to Buyer to enter into this Agreement, each of the Founders, jointly and severally, represent, warrant, and agree as follows as of the Closing Date:

4.1      Reserved.

4.2      Existence and Good Standing of each Company Group Member.  Each Company Group Member is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and organized.  Each Company Group Member has all requisite power and authority to own its property and to carry on its business as now being conducted.  Each Company Group Member is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Company Group Member or the nature of the business conducted by such Company Group Member makes such qualification necessary.

4.3     Authority and Enforceability.  The Shareholders have the requisite power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by the Shareholders as contemplated hereby, and to consummate the Transactions, including the sale, assignment, transfer, and conveyance of the Shares pursuant to this Agreement.  The execution, delivery, and performance of this Agreement, and all other instruments and agreements executed and delivered or to be executed and delivered by the Shareholders as contemplated hereby, and the consummation of the Transactions, have been duly authorized by the Shareholders and the Company’s board of directors.  No other action on the part of the Shareholders or the Company Group is necessary to authorize the Shareholders’ execution, delivery, and performance of this Agreement and such other instruments and agreements and the consummation of the Transactions.  This Agreement and all other instruments and agreements executed and delivered or to be executed and delivered by the Shareholders as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties thereto, shall have been duly executed and delivered by the Shareholders and shall be valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (the “Enforceability Exceptions”).

4.4     Insolvency.  No order has been made, no resolution has been passed, no petition presented and no meeting convened for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company.  No administration order has been made and no petition for one has been presented in respect of the Company.  No administrator, receiver or administrative receiver has been appointed in respect of the Company or any of its assets.  No voluntary arrangement has been proposed under the Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.  No distress, execution or other process has been levied on the Company’s assets or action taken to repossess goods in the possession of the Company.  No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under Section 123(1)(a), Insolvency Act 1986.  To the Knowledge of the Founders, no event analogous to any referred to in this Section 4.4 has occurred anywhere in the world.

4.5      Consents and Approvals; No Violations.

(a)      Other than as set forth on Schedule 4.5(a), the execution and delivery of this Agreement and the other instruments and agreements executed and delivered or to be executed and delivered by the Company Group Members as contemplated hereby will not, and the consummation of the Transactions will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of any Company Group Member under:  (i) any provision of the Articles of Incorporation or Bylaws, or other organizational documents of such Company Group Member; (ii) subject to obtaining and making any of the approvals, consents, notices, and filings referred to in Section 4.5(b) of this Agreement, any Law or Order applicable to any Company Group Member or by which any of their properties or assets may be bound; and (iii) any of the terms, conditions, or provisions of any written note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (each, including all amendments thereto, a “Contract”) to which any Company Group Member is a party, or by which it or any of their properties or assets is bound.

(b)       Except for such filings and approvals as are set forth on Schedule 4.5(b), no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order applicable to any Company Group Member, for the consummation of the Transactions.

4.6      Books and Records.

(a)       A true, correct and complete copy of each Company Group Member’s Articles of Incorporation, articles of association, Bylaws and all consents and meeting minutes of the shareholders and board of directors of such Company Group Member is available in the Data Room.  No Company Group Member has any corporate minutes, resolutions, or actions taken by written consent other than those that have been provided to Buyer.

(b)      The statutory books, including all registers and minute books, of the Company (excluding for the avoidance of doubt any books of account or other financial records) have been properly kept and are up to date and contain an accurate and complete record of the matters with which those books should deal in accordance with CA 2006.

(c)       All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate and have been properly so delivered, and the Company is not registered for the PROOF (Protected Online Filing) scheme at Companies House.

4.7       Capitalization.

(a)      Schedule 4.7 sets forth the authorized and outstanding equity securities of each Company Group Member.  All the outstanding equity securities of each Company Group Member are legally and beneficially owned by the Persons identified and in the amounts listed on Schedule 4.7.  All of such outstanding equity securities of each Company Group Member are duly authorized, validly issued, fully paid (or credited as fully paid up), non-assessable, free of all Liens and preemptive rights and have been issued in compliance in all material respects with all applicable Laws.  Except as set forth in Schedule 4.7, there are no outstanding options, warrants, rights, or agreements or commitments of any kind for the allotment or issuance or sale of, or outstanding securities convertible into or exchangeable for, any equity or other securities of any Company Group Member.  Except for the Shareholders Agreement and the Ancillary Documents, there are no voting trusts, proxies or other similar agreements or understandings that provide for any action or inaction being taken with respect to the voting securities of any Company Group Member.  There are no Contracts relating to the pledge, issuance, sale or transfer of any equity securities or other securities of any Company Group Member, other than the agreements by which the Shareholders subscribed for their respective Shares from the Company.  None of the outstanding equity securities or any other securities of any Company Group Member was issued in violation of the CA 2006, Securities Act of 1933, as amended, or any other Law.

(b)      Immediately prior to the Simultaneous Transaction, all of the Affiliate Shares are legally and beneficially owned by Manju Agarwal, and as of such time, there are no outstanding options, warrants, rights, claims, agreements or commitments of any kind owned by any Person (other than Manju Agarwal) with respect to the Affiliate Shares.  After giving effect to the Simultaneous Transaction, the Affiliate Shares will be legally and beneficially owned by the Affiliate Share Buyer and, as of the closing of the Simultaneous Transaction, there are no facts, circumstances or conditions in existence or that have occurred that would reasonably be expected to result in any Person (other than the Affiliate Share Buyer) having any outstanding option, warrant, right, claim, agreement or commitment of any kind with respect to the Affiliate Shares.

4.8      Subsidiaries and Investments.   The Company does not have, and has never had, nor has it agreed to acquire, any direct or indirect Subsidiaries and does not own and has never owned, directly or indirectly, any securities issued by any other Person, except for the other Company Group Members, United States government securities, certificates of deposit, or other cash equivalents and, except as otherwise set forth in Schedule 4.8, no Company Group Member is or has ever been a partner or participant in any partnership or joint venture of any kind.

4.9       The Company and the Other Company Group Members.

(a)      The Shares set out opposite each Shareholder’s name in Schedule 4.7 are fully paid up (or credited as fully paid) and when aggregated with all the other Shares opposite the names of the other Shareholders in Schedule 4.7, constitute the whole of the allotted and issued share capital of the Company.

(b)      The Company (or another Company Group Member as applicable) is the sole legal and beneficial owner of the whole of the allotted and issued share capital set forth in Schedule 4.7 of each of the Company Group Members (save for the Company) and the allotted and issued shares of the Company Group Members are fully paid up (or credited as fully paid up) and are free from any Liens.

(c)     Save in respect of the Subsidiaries, the Company is not, in relation to any company, limited liability partnership or United Kingdom societas registered in the United Kingdom, a registrable relevant legal entity within the meaning of Section 790C, CA 2006.

(d)      The Company does not hold any equity securities (other than the securities of the Company Group Members) or any obligation to subscribe for, or to convert any security into, any equity securities, which, as the case may be, is not fully paid up.

(e)      None of the share capital of the Company (including the Shares) was, or represents assets which were, the subject of a transfer at an undervalue or of a preference, within the meaning of Sections 238, 239, 339 or 340, Insolvency Act 1986.

(f)      The information contained in the document titled “Project Belgium – NSIA Q&A(91154222.1.pdf” in folder 01 of the Data Room is true and accurate and is not intended to be misleading.  The Founders have not willfully concealed information with the intention of inhibiting the Buyer’s assessment of the application of the National Security and Investment Act to the acquisition of Shares contemplated by this Agreement.

4.10    Changes to Share Capital.  The Company has not at any time: (i) reduced its share capital; (ii) redeemed any share capital; or (c) purchased any of its Shares.

4.11     Financial Statements; Accounts Receivable; Working Capital.

(a)       Attached at Schedule 4.11 are the following financial statements (the “Financial Statements”):

(i)       the unaudited consolidated balance sheets (the “Balance Sheet”) of the Company Group as at each of December 31, 2020, 2021 and 2022, and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and

(ii)       unaudited consolidated balance sheets of the Company Group on a monthly and quarterly basis during the time period subsequent to the Balance Sheet Date and prior to the Closing Date.

(b)      The Financial Statements fairly present in all material respects the financial condition of the Company Group at the respective dates thereof and the related statements of operations fairly present in all material respects the results of the operations of the Company Group and the changes in its financial condition for the periods indicated, all in material accordance with the Accounting Standards consistently applied throughout the periods indicated, subject in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not individually or in the aggregate, be materially adverse) and the absence of notes (that if presented, would not differ materially from those included in such Financial Statements.  No financial statements of any Person other than the Company Group Members are required by the Accounting Standards to be included in the Financial Statements.

(c)     All of the Company Group’s accounts and notes receivable as at the Closing Date: (i) have arisen from bona fide sales transactions actually made or services actually performed in the Ordinary Course of Business; (ii) are carried at values determined in accordance with the Accounting Standards, consistently applied; and (iii) are legal, valid, undisputed and binding obligations of the respective debtors.  Except as set forth on Schedule 4.11(c), no person has any Lien on, valid set-off against, or counterclaim against any Company Group Member’s accounts or notes receivable.  No request or Contract for any deduction or discount has been made with respect to any Company Group Member’s accounts or notes receivable, other than immaterial deductions or discounts in the Ordinary Course of Business and consistent with past practice.

(d)     Each Company Group Member maintains materially accurate books and records reflecting such Company Group Member’s assets and liabilities and maintains commercially reasonable  internal accounting controls designed to ensure that:  (i) transactions are executed only with management’s authorization; (ii) access to such Company Group Member’s assets is permitted only in accordance with management’s authorization; (iii) the reporting of the assets of such Company Group Member is compared with existing assets at regular intervals; and (iv) accounts, notes, and other receivables and inventory are recorded accurately, and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

(e)     There has not been during the periods covered by the Financial Statements (i) any fraud that involves any of the management or other employees of any Company Group Member who have a role in the preparation of Financial Statements or the internal accounting controls used by any Company Group Member; or (ii) any written or verbal claim or allegation regarding any of the foregoing.

(f)     Schedule 4.11(f) sets forth a true, correct and complete list of (i) all bank accounts or other accounts, certificates of deposit, marketable securities, other investments and safe deposit boxes, lock boxes and safes of the Company Group and all Persons who are signatories thereunder or who have access thereto, and (ii) the names of all Persons holding general or special powers of attorney from the Company Group and a summary of the terms thereof.

4.12   Liabilities.  No Company Group Member has any claims, obligations, liabilities, or Indebtedness, whether known or unknown, absolute, accrued, contingent or otherwise, except for (a) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet on the Balance Sheet Date or specifically disclosed in the footnotes thereto; or (b) current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business.

4.13    No Changes Since Balance Sheet Date.  Except as otherwise set forth in Schedule 4.13, since the Balance Sheet Date there has not been a Material Adverse Change with respect to any Company Group Member; no fact, circumstance, or event exists or has occurred that would reasonably be expected to result in a Material Adverse Change with respect to any Company Group Member; and no Company Group Member has:

(a)      authorized for issuance, issued, sold, delivered, or agreed or committed to issue, sell or deliver:

(i)        any capital stock of, or other equity or voting interest in, any Company Group Member; or

(ii)       any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Company Group Member;

(b)     increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any director, officer, employee or agent of any Company Group Member, other than pursuant to the Founders Agreements and raises or bonuses made in the Ordinary Course of Business and consistent with past practice;

(c)     other than the Company Group’s obligations in respect of the Transaction Bonus Amount, made any bonus, profit sharing, pension, retirement or insurance payment, or distribution to or with any director, officer, employee or agent of any Company Group Member, except for payments that were already accrued prior to the Balance Sheet Date or compensation paid in the Ordinary Course of Business;

(d)     entered into, materially amended or become subject to any Contract of a type described in Section 4.16(a);

(e)     incurred, assumed or modified any Indebtedness not set forth on Schedule 4.16(a), except Indebtedness incurred, assumed or modified in the Ordinary Course of Business consistent with past practice;

(f)      permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(g)     sold, transferred, leased, licensed, or otherwise disposed of any assets or properties material to any Company Group Member except for (i) sales of products or services in the Ordinary Course of Business consistent with past practice; and (ii) leases or licenses entered into in the Ordinary Course of Business consistent with past practice with annual lease or royalty payments that are not reasonably expected to exceed $25,000;

(h)    other than the acquisition by the Belgium Subsidiary of one-half of the issued and outstanding capital of the Indian Subsidiary, acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(i)     made any capital expenditure or commitment therefor in excess of $25,000 individually or otherwise acquired any assets or properties (other than inventory in the Ordinary Course of Business consistent with past practice) that are material to any Company Group Member or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(j)      entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, equity owners’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(k)     written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business consistent with past practice and in the aggregate are not material to the Company Group;

(l)       canceled or waived any claims or rights of substantial value;

(m)     except as contemplated by this Agreement, made any change in any method of accounting or auditing practice;

 (n)   made any tax election or settled or compromised any tax liability; prepared any Tax Return in a manner which is inconsistent with the past practices of such Company Group Member, as the case may be, with respect to the treatment of items on such Tax Return; incurred any material liability for Taxes other than in the Ordinary Course of Business; or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Shareholders;

(o)   paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the Ordinary Course of Business and consistent with past practice, of Liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(p)    established, adopted, entered into, amended or terminated any Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(q)   conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business consistent with past practice; or

(r)     entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

4.14     Taxes.

(a)        General.

(i)      All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information that have, or should have, been submitted by each Company Group Member to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

(ii)        All Tax for which each Company Group Member has been, or is, liable to account has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

(iii)        Each Company Group Member either maintains in its possession or has access and subject to its control complete and accurate records, invoices, elections, statements and other information in relation to Tax that comply with applicable Law and enable the Tax Liabilities of each Company Group Member to be calculated accurately in all material respects.

(iv)        All Tax deductible under any Tax Statute has, so far as required to be deducted, been deducted from all payments made (or treated as made) by each Company Group Member. All amounts due to be paid to the relevant Tax Authority on or before the date of this Agreement have been so paid.

(v)         The Disclosure Letter contains details of all concessions, agreements and arrangements that each Company Group Member has entered into with a Tax Authority.

(vi)       No Company Group Member is, or will become, liable to make to any Person (including any Tax Authority) any payment in respect of any Liability to Tax which is primarily or directly chargeable against, or attributable to, any other Person (other than a Company Group Member).

(vii)     The Balance Sheet makes provision or reserve as required by the Accounting Standards for all Tax for which each Company Group Member is accountable at that date. Proper provision has been made and shown in the Balance Sheet for deferred Tax in accordance with the Accounting Standards.

(viii)     No Company Group Member is involved in any dispute with any Tax Authority nor have they:

(A)     within the past three (3) years been subject to any Tax Authority enquiry, visit, audit, enforcement Proceedings or investigation; or

(B)     within the past twelve (12) months received any notice, assessment, demand, discovery assessment, determination, information notice, access request or other communication from any Tax Authority that indicates that the Company Group Member has or may have a Tax Liability or has or may have committed an offence in relation to Tax.

(ix)      The Founders are not aware of any circumstances that make it likely that an investigation by a Tax Authority will commence in the next twelve (12) months.

(x)       All Taxes that each Company Group Member is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, equity owner, or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.  Each Company Group Member has timely and correctly completed and filed all applicable reports and forms with respect to all services providers to such Company Group Member (including all appropriate IRS Form W-2, IRS Forms 1099 or similar Belgian, United Kingdom or Indian Tax forms (including fee forms relating to secret commission payments), as applicable).

(xi)      No examination or audit or other action of or relating to any Tax Return of any Company Group Member by any Tax Authority is currently in progress or, to the Knowledge of the Founders, threatened or contemplated. No deficiencies for Taxes of any Company Group Member has been claimed, proposed or assessed by any Tax Authority.

(xii)      Each Company Group Member is in material compliance with all unclaimed property or escheat obligations arising prior to the Closing Date with respect to property or other assets held or owned by such Company Group Member.

(xiii)    No written claim has ever been made by any Tax Authority in a jurisdiction where a Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to Tax by that jurisdiction.

(xiv)    There are no Tax sharing, allocation, indemnification, or similar agreements in effect as between a Company Group Member or any predecessor thereof and any other party under which Buyer or the Company Group would reasonably be expected to be liable for any Taxes or other claims of any party.

(xv)      No Company Group Member has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state, or locality.

(xvi)    No Company Group Member is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(xvii)   No Company Group Member has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each Company Group Member has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of any Tax, including any Tax within the meaning of Section 6662 of the Code.

(xviii)  No indebtedness of any Company Group Member consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xix)    No Company Group Member has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) or concluded a group contribution agreement with any other Person within the meaning of Article 205/5 of the Belgian Income Tax Code 1992.

(xx)      No Liens or encumbrances for material Taxes exist upon any of the assets of any Company Group Member, except for Permitted Liens.

(xxi)    No Company Group Member is a party to any material ruling, closing agreement, or similar agreement or arrangement with a Tax Authority and such Company Group Member does not have any request for a material ruling in respect of Taxes pending between such Company Group Member, on the one hand, and any Tax Authority, on the other hand.

(xxii)   No Company Group Member is a resident for corporation or corporate income Tax purposes and has a permanent establishment (within the meaning of any applicable Tax treaty or convention) in any country other than (i) the United Kingdom, with respect to the Company, (ii) Belgium with respect to the Belgian Subsidiary, (iii) the United States of America with respect to the US Subsidiary, and (iv) India, with respect to the Indian Subsidiary.

(xxiii)   The Belgian Subsidiary has submitted all required quarterly declarations to the Belgium National Social Security Office and has paid social security contributions on the basis of all such submitted declarations.

(xxiv)  The Company Group have retained, for all applicable statute of limitations periods, sufficient records, information and related documentation to support the applied treatment of all events for Tax purposes, and all such records, information and related documentation are available to be accessed and reviewed as required by applicable legal requirements in order to enable calculation, presentation or the verification of any Taxes.

(xxv)   The Company Group has not been involved in any transactions or series of transactions which, or any part of which, may be disregarded or reconstructed for any Tax purposes by reason of any motive to avoid, reduce or delay a possible liability to Taxes.

(b)       Capital Gains.  The book value shown in, or adopted for the purposes of, the Balance Sheet as the value of each of the assets of each Company Group Member on the disposal of which a capital gain or deductible capital loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible as acquisition cost in computing the capital gain or deductible capital loss.

(c)       Depreciation Reliefs.  Except to the extent provided as deferred taxation in the Financial Statements as of the Balance Sheet Date, no Company Group Member owned at the Balance Sheet Date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as shown in, or adopted for the purpose of, the Balance Sheet, would give rise to a clawback or disallowance of depreciation relief.

(d)     Distributions and Other Payments.  No distribution or deemed distribution has been made (or will be deemed to have been made) by any Company Group Member, except dividends shown in their statutory accounts, and no Company Group Member is bound to make any such distribution.

(e)       Intentionally Omitted

(f)       Tax Groups and Fiscal Unities.

(i)         The Disclosure Letter contains full particulars of:

(A)     all groups and consolidated groups for Tax purposes and fiscal unities of which each Company Group Member is, or has been, a member within the last three (3) years;

(B)     every agreement relating to the use of group relief or allowance to which each Company Group Member is, or has been, a party within the last three (3) years; and

(C)     any arrangements for the payment of group Tax Liabilities to which each Company Group Member has ever been party.

(ii)       All claims made by each Company Group Member for group relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Tax. All arrangements entered into by each Company Group Member in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to Completion. Each Company Group Member has met all procedural and other requirements of all Tax Statutes in respect of such claims, unities or groups.

(iii)       Neither the execution nor completion of this Agreement, nor any other event since the Balance Sheet Date, will result in the clawback or disallowance of any group relief or allowance previously given.

(g)      Intangible Assets and Intellectual Property.

(i)         For the purposes of this Section 4.14(g), references to “intangible fixed assets” means intangible fixed assets, goodwill and intellectual property.

(ii)       The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of each Company Group Member and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Financial Statements as of the Balance Sheet Date or, in relation to expenditure incurred since the Balance Sheet Date, will be available to each Company Group Member. No circumstances have arisen since the Balance Sheet Date by reason of which that basis might change.

(h)       Company Residence and Overseas Interests.

(i)        Each Company Group Member has, throughout the past three (3) years, been resident in its country of jurisdiction for Tax purposes and has not, at any time in the past three (3) years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purposes.

(ii)       Neither the Company nor any Subsidiary holds, or within the last three (3) years has, held shares in a company, which company is resident outside its country of jurisdiction or had a permanent establishment (or other taxable presence) outside its country of jurisdiction.

(i)      Transfer Pricing.  All transactions or arrangements made by each Company Group Member have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been documented as required by applicable Law. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

(j)        Anti-Avoidance.

(i)         No Company Group Member has been involved in any transaction (or series of transactions) or scheme or arrangement:

(ii)       the main purpose, or one of the main purposes of which, was avoiding, deferring or reducing a Liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss; or

(iii)     that is required to be disclosed to any Tax Authority under any provisions of any Tax Statute (including, without limitation, any Tax Statute that implements Council Directive (EU) 2018/822) that require disclosure of Tax planning arrangements (including, without limitation, arrangements to avoid reporting obligations under the common reporting standard developed by the Organization for Economic Co-operation and Development and arrangements involving offshore structures).

(k)       Indirect Taxes.

(i)        The Company Group Members are each taxable persons, are each registered for the purposes of any applicable Indirect Tax and have each duly, timely and properly complied in all material respects with applicable Indirect Tax Law (including, but not limited to, the timely filing of Tax Returns and payment of Indirect Tax due).

(ii)       No Company Group Member is or has been, in the period of six (6) years ending with the date of Completion, a member of a group for the purposes of Indirect Tax.

(iii)      All supplies made by each Company Group Member are subject to Indirect Tax. No Company Group Member has been denied full credit or allowance for all Indirect Tax paid or suffered by it.

(l)        Stamp Duties and Transfer Taxes.

(i)        Any document that may be necessary or desirable in proving the title of each Company Group Member to any asset which is owned by each Company Group Member at the date of this Agreement is duly stamped for stamp duty purposes or has had the transfer or registration Tax due in respect of it paid.

(ii)       Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration Tax relief granted on or before Completion which will affect any Company Group Member.

(iii)     The Disclosure Letter sets out full and accurate details of any asset acquired or held by each Company Group Member before Completion in respect of which the Founders are aware, or ought reasonably to be aware, that either (or both) an additional Tax Return will be required to be filed with a Tax Authority or a payment of stamp duty or transfer or registration Tax made on or after Completion.

4.15     Title to Assets; Condition and Sufficiency of Assets.

(a)      Each Company Group Member has good and valid title to, or a valid leasehold interest in, all property, real and personal, and other assets reflected in the Balance Sheet as of the Balance Sheet Date or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(b)     The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company Group Member are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company Group Member, together with all other properties and assets of such Company Group Member, are sufficient for the continued conduct of such Company Group Member’s business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Company Group Member as currently conducted.

4.16    Material Contracts.

(a)      Schedule 4.16(a) sets forth an accurate and complete list of the following Contracts to which any Company Group Member is a party or by which any of them are bound (each, a “Material Contract”):

(i)       all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of any Company Group Member;

(ii)       all Contracts relating to capital expenditures or other purchases of material, supplies, equipment, or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $25,000 individually;

 (iii)       all Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of any Company Group Member extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance, or investment;

 (iv)           all Contracts involving Indebtedness of any Company Group Member;

 (v)          all Contracts (including so called take-or-pay or keep-well agreements) under which any Person has directly or indirectly guaranteed Indebtedness of any Company Group Member;

 (vi)            all Contracts granting or evidencing a Lien on any properties or assets of any Company Group Member, other than a Permitted Lien;

 (vii)          all management service, financial advisory, or any other similar type Contracts and any Contracts with any investment bank;

 (viii)        all Contracts limiting the ability of any Company Group Member to engage in any line of business or to compete with any Person;

 (ix)          all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to or in connection with this Agreement) with (A) any Related Person of any Company Group Member or (B) any current or former officer or director of any Company Group Member;

 (x)          all Contracts (including letters of intent) (other than this Agreement and any agreement or instrument entered into pursuant to or in connection with this Agreement) involving the disposition or acquisition or the future disposition or acquisition of material assets or properties (other than purchase orders or invoices for the purchase and sale of inventory or supplies in the Ordinary Course of Business), or any merger, consolidation, or similar business combination transaction, whether or not enforceable;

 (xi)     all Contracts involving any joint venture, partnership, strategic alliance, equity owners’ agreement, co-marketing, co-promotion, co-packaging, joint development, distribution or similar arrangement;

 (xii)         all Contracts involving any material resolution or settlement of any actual or Threatened litigation, arbitration, claim or other dispute, in each case for which any Company Group Member has outstanding liabilities;

 (xiii)       all Contracts involving a standstill, or similar arrangement;

 (xiv)     all Contracts involving licenses of Intellectual Property (other than for Non-Customized Software, licenses for Open Source Code or non-exclusive licenses by the Company Group to its customers in the Ordinary Course of Business), including the Company Group Intellectual Property, to which any Company Group Member is a party;

 (xv)    all Contracts involving leases or subleases of personal property, including capital leases, to which any Company Group Member is a party (as lessee or lessor), in each case involving payments in excess of $25,000 annually;

(xvi)    all Contracts that are material to any Company Group Member and contain a “change in control” or similar provision or require the consent of the other party for the Company to engage in the Transactions;

(xvii)       all Contracts including an indemnity by any Company Group Member for or against costs relating to infringement of any of Company Group Intellectual Property (other than Contracts with customers based on the Company Group’s standard template contract, which has not been modified by the customer);

(xviii)  all Contracts involving payment or receipt by any Company Group Member of at least $50,000 in any 12-month period that are not cancelable by a Company Group Member without penalty on thirty (30) days’ notice or less;

(xix)       all Contracts evidencing any obligation of any Company Group Member to make an “earn out” payment or deferred purchase price payment; and

(xx)            all other Contracts that are material to the business of the Company Group.

(b)            Each Contract set forth on Schedule 4.16(a) is in full force and effect and, except as set forth in Schedule 4.16(b), there exists no (i) default or event of default by any Company Group Member or, to the Knowledge of the Founders, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition, or act (including the consummation of the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default or event of default by any Company Group Member or, to the Knowledge of the Founders, any other party thereto, with respect to any material term or provision of any such Contract.  No Company Group Member has violated any of the material terms or conditions of any contract or agreement set forth on Schedule 4.16(a) (or required to be set forth on Schedule 4.16(a)) and, to the Knowledge of the Founders, all of the covenants to be performed by any other party thereto have been fully performed in all material respects.  The Shareholders have delivered or made available to Buyer true and complete copies, including all amendments, of each Material Contract.

4.17        Government Contracts.  The Company Group: (a) has no products or services (including research and development) with respect to which it is a direct supplier to any of the military services of the United States or the U.S. Department of Defense; (b) does not export (i) products or technical data under validated licenses or technical data under General License GTDR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 768 through 799) or (ii) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M); or (c) has no Facility Security Clearance under the U.S. Department of Defense Industrial Security Program.

4.18    Intellectual Property; Information Technology.

(a)           Schedule 4.18(a) sets forth a complete and accurate list of all Intellectual Property owned or held for use by any Company Group Member, except for Non-Customized Software and Open Source Code (“Company Group Intellectual Property”), indicating for each item thereof whether such item is owned by a Company Group Member or licensed from a third party.  For each item of Company Group Intellectual Property licensed by a Company Group Member from a third party and for services that are necessary for the operation of the Company Group Software (defined below in Section 4.18(j)), such as, without limitation, public cloud infrastructure hosting, Schedule 4.18(a) sets forth a reference to a written agreement evidencing such license or service, true and correct copies of which the Shareholders have provided to Buyer, and, except as otherwise set forth on Schedule 4.18(a), each of such agreements is valid and enforceable by the Company Group Member party thereto in accordance with its terms.  No Company Group Member is obligated to pay royalties to any third party in respect of any Intellectual Property owned by a third party that is licensed to or otherwise used by any Company Group Member.

(b)           Schedule 4.18(b) sets forth a complete and accurate list of all licenses granted by a Company Group Member to use, possess, access, or otherwise have any rights in or to any portion of the Company Group Intellectual Property and all customer agreements for services performed by a Company Group Member that utilizes Company Group Intellectual Property, indicating for each the identity of the licensee and the date of the grant or agreement.  Each such license or service is evidenced by a written agreement, true and correct copies of which the Shareholders have provided to Buyer, and, except as otherwise set forth on Schedule 4.18(b), each of such agreements is valid and enforceable by the Company Group Member party thereto in accordance with its terms.  No Company Group Member has licensed or otherwise granted any right to any Person under any Company Group Intellectual Property without such an agreement.

(c)             Except as to Company Group Intellectual Property licensed from a third party as set forth on Schedule 4.18(a), the Company Group is the owner of all right, title, and interest in and to all Company Group Intellectual Property, free and clear of all Liens. With respect to the Company Group Intellectual Property which is owned or purported to be owned by the Company Group, no Company Group Member is bound by or a party to any options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind (including without limitation restrictions, obligations, or limitations resulting from and imposed by disputes and/or settlements) other than licenses to third parties described on Schedule 4.18(b) and licenses from third parties described on Schedule 4.18(a).  To the Knowledge of the Founders, no claim by any Person contesting the validity, enforceability, or ownership of any of Company Group Intellectual Property that is licensed to a Company Group Member has been made, is currently outstanding, or to the Founders’ Knowledge is Threatened and, to the Knowledge of the Founders, there are no valid grounds for the same.  No claim by any Person contesting the validity, enforceability, or ownership of any of Company Group Intellectual Property has been made, is currently outstanding, or to the Founders’ Knowledge is Threatened, and, to the Knowledge of the Founders, there are no valid grounds for the same.

(d)            None of (i)(A) the Company Group Intellectual Property and (B) the services provided by a Company Group Member in the conduct of its business (as currently conducted) and (ii) the products licensed or used by a Company Group Member to third parties in the conduct of its business infringes, misappropriates, or otherwise violates or conflicts with any copyright, patent, trade secret, or other intellectual property or proprietary right, of any other Person anywhere in European Union member states, India, the United Kingdom and the United States of America; provided however, that the representations and warranties set forth in this Section 4.18(d) shall only apply in respect of Company Group Intellectual Property owned or purported to be owned by the Company Group and not to any Intellectual Property licensed from a third party and disclosed in Schedule 4.18(a).  To the Knowledge of the Founders, no such claim is Threatened and there are no valid grounds for the same.

(e)            The Company Group Intellectual Property, together with the Non-Customized Software and the Open Source Code, constitutes all of the intellectual property necessary to operate the Company Group’s business as currently conducted.  It will not be necessary for a Company Group Member to use, in such Company Group Member’s business as presently conducted, any inventions of any of its current or former employees or independent contractors that were made or conceived prior to their employment or engagement by the Company Group.

 (f)      Except as disclosed in Schedule 4.18(f), the Company Group has obtained from each such current and former employee and independent contractor of the Company Group (i) a written assignment of all such Person’s right, title, and interest in and to any intellectual property or proprietary rights of any nature created or derived, in whole or in part, by or for such Person in the course of such Person’s employment or engagement by the Company Group and (ii) a covenant not to disclose or use any such intellectual property or proprietary rights other than in the scope of such Person’s employment or engagement with the Company Group, true and correct copies of which the Founders have provided to Buyer, and each of which is valid and enforceable by the Company Group Member party thereto in accordance with its terms, except to the extent that enforceability may be subject to the Enforceability Exceptions.  To the Founders’ Knowledge, there has not been any breach by any of the foregoing to any such agreement.  No current or former manager, officer, member, employee, contractor, agent, or other representative of the Company Group claims any rights in (nor has any of them made application for) any intellectual property owned, used, or held for use by a Company Group Member.

(g)          No current or former employee or independent contractor of a Company Group Member has excluded works or inventions from his or her assignment of right, title and interest pursuant to such employee’s or independent contractor’s assignments or covenants referenced in Section 4.18(f).  None of the Company Group’s employees or independent contractors is in violation of any agreement to protect the Company Group’s confidential information.

(h)            To the Founders’ Knowledge, no employee or independent contractor, current or former,  of the Company Group is or was a party to or bound by any contract, order, or other obligation that restricts or limits, in any way relevant to the Company Group’s business as conducted to date the scope or type of work in which such employee or independent contractor may be engaged in respect of the Company Group or that requires such Person to transfer, assign, or disclose information concerning such Person’s work to anyone other than the Company Group.

(i)          Schedule 4.18(i) sets forth each Person in possession of any source code for Software owned by any Company Group Member or under development by a Company Group Member (“Company Group Software”), other than any Open Source Code components of such Company Group Software; and each location where such source code exists presently.  Except as disclosed in Schedule 4.18(i), the source code for Company Group Software (other than any Open Source Code components of such Company Group Software) has not been disclosed, delivered, or made available to any Person not an employee or independent contractor of a Company Group Member, and the Company Group has not agreed to or undertaken to or in any other way promised to provide such source code to any such Person.  Each location in which source code for Company Group Software is stored is secure and accessible only by controlled access procedures, including without limitation access limited to only those employees and contractors of the Company Group Member who need access thereto in the course of their services to the Company Group.

(j)            Except as listed on Schedule 4.18(j), the Company Group has not embedded with or included in any of its products distributed to any third party or that are used to provide services in production use by any third party, any Software, libraries, source code, or other component subject to open source, copyleft, or community source code licenses or that is otherwise subject to any requirement that such materials be distributable or otherwise made available to recipients of such products distributed by the Company Group (“Open Source Code”) in each case that would directly or indirectly (i) create, or purport to create, obligations on the Company Group with respect to use or distribution by the Company Group of any Software that incorporates, is combined with, or is derived from Company Group Intellectual Property other than such Open Source Code itself; (ii) grant, purport to grant, or require the Company Group to grant to any third party any rights or immunities under any Company Group Member’s intellectual property or proprietary rights in any Software that incorporates, is combined with, or is derived from Company Group Intellectual Property, other than such Open Source Code itself, or (iii) require as a condition of its use, modification, and/or distribution, that any Software incorporated into, derived from, or distributed with Company Group Intellectual Property, other than such Open Source Code itself, must be disclosed or distributed in any form.

(k)         With respect to trade secrets and other proprietary information owned by any Company Group Member that are material to the Company Group’s business as presently conducted, (i) the Company Group has taken reasonable precautions to protect the secrecy, confidentiality, and value of such trade secrets and proprietary information, including without limitation establishing security procedures and protocols, executing or having third parties execute appropriate non-disclosure and/or non-use, and restricting access to such trade secrets and other proprietary information; and (ii) such trade secrets and other proprietary information are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company Group.

(l)            There are no problems, defects, or deficiencies in the Company Group Software that (i) prevent or would reasonably be likely to prevent the Company Group Software from operating substantially as described in its documentation or specifications that are referenced on Schedule 4.18(l); (ii) prevent or would reasonably be expected to prevent the Company Group Software from operating as warranted to any third party; or (iii) prevent or would reasonably be expected to prevent the Company Group from conducting its business as presently conducted.  The Company Group has provided a complete and true list of all releases relating to the Company Group Software.

(m)          Except as to the Company Group Software, to the Knowledge of the Founders, the Company Group has at all times held and presently holds valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its personnel for their use.

4.19         Privacy and Data Protection.

(a)             The Company Group is in compliance in all material respects with all applicable requirements of applicable Data Protection Legislation.

(b)            No Data Protection Authority, and no individual, private party, or organization, has alleged that the Company Group has failed to comply with Data Protection Legislation, or Threatened in writing to conduct an investigation into or take enforcement action against the Company Group or Threatened in writing to initiate a complaint or Proceeding against the Company Group.

(c)            The Company Group has implemented and presently maintains and complies with a written information security plan containing commercially reasonable physical, administrative, and technical security measures designed to (i) protect the confidentiality, integrity, and accessibility of the Company Group’s Business information technology systems, and (ii) protect the Personal Data it stores and controls against unauthorized access, modification, disclosure, or use, in a manner reasonably appropriate to the risks involved in the processing of the Personal Data and in compliance with applicable Data Protection Legislation and the Company Group’s internal policies.

(d)        The Company Group’s privacy policies materially comply with the requirements of applicable Data Protection Legislation and have been communicated or made available to all relevant individuals or posted at the point of collection of Personal Data by the Company Group. The Company Group’s privacy policies disclose how the Company Group collects, uses, retains, and discloses Personal Data it collects in accordance with applicable Data Protection Legislation.

(e)         The Company Group has put in place commercially reasonable policies and procedures, including self-assessment processes, designed to identify and minimize risk when processing Personal Data, with respect to compliance with the requirements of applicable Data Protection Legislation.

(f)               The Company Group has taken commercially reasonable steps to ensure that all vendors, third-party service providers, and contractors, or other persons who process, store, or otherwise handle Personal Data for or on behalf of the Company Group have agreed to materially comply with applicable Data Protection Legislation and taken reasonable steps to protect and secure Personal Data form loss, theft, misuse, or unauthorized access, use, modification, or disclosure.

(g)            To the extent legally required to do so, the Company Group has complied in all material respects with all bona fide, verified requests made by individuals regarding the exercise of data subject rights under applicable Data Protection Legislation, and there are no such requests outstanding at the date of this Agreement.

(h)            The Company Group has not become aware of or reasonably suspected any Security Breach requiring notice to impacted individuals or Data Protection Authorities and, to the Knowledge of the Founders, no vendor or service provider has experienced a Security Breach affecting Personal Data and requiring notice to impacted individuals or Data Protection Authorities.

4.20         Suppliers, VARs, and Customers.

(a)            Suppliers.  Schedule 4.20(a) sets forth the top ten (10) suppliers, by consolidated purchases, of the Company Group in the twelve (12) month period ended December 31, 2022.

(b)          VARs.  Schedule 4.20(b) sets forth: (i) the name of each value-added reseller, distributor, agent, provider of sales leads, marketing or other representative (each, a “VAR”) that distributes, markets, or arranges for customers of the Company Group to license any of the Company Group Software or receive services that use the Company Group Software; and (ii) whether there is a written agreement between a Company Group Member and the VAR.  If there is an agreement, either written or oral, between a Company Group Member and the VAR, then such Contract is listed on Schedule 4.16(a).

(c)             Customers.  Schedule 4.20(c) sets forth the top ten (10) customers, by consolidated purchases, of the Company Group in the twelve (12) month period ended December 31, 2022.

(d)            Status of Relationships.  Except as set forth on such schedules, no  supplier, VAR, or customer listed on Schedules 4.20(a) through 4.20(c) has canceled or otherwise terminated, or to the Knowledge of the Founders Threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company Group.  Except as indicated in Schedules 4.20(a) through 4.20(c), the Company Group has not received notice that any such supplier, VAR, or customer may cancel or otherwise materially and adversely modify its relationship with the Company Group or materially and adversely limit its services, supplies, or materials to the Company Group, or its usage or purchase of the services and products of the Company Group, either as a result of the Transactions or otherwise.

4.21    Interests in Clients, Suppliers, Etc.  No Company Group Member, nor any Related Person of the Company Group, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor of the Company Group.

4.22        Warranty Claims.  As used herein, the phrase “Warranty Claims” means claims by third parties for defects in goods or services sold by the Company Group, which goods or services the customer claims do not meet the product warranty.  There are no pending or, to the Knowledge of the Founders, Threatened Warranty Claims against the Company Group in connection with the sales of the Company Group’s products or services.  Except as set forth on Schedule 4.22, the Company Group makes no warranties to its customers with regard to the products sold or services delivered by the Company Group.

4.23         Owned Real Property.  No real property is currently owned, nor has any real property been ever owned, in whole or in part by the Company Group.

4.24         Leased Real Property.

(a)             No Company Group Member leases any real property, except as set forth on Schedule 4.24 (the “Leased Real Property”).

(b)            No written or oral notice of violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule, regulation or any covenant, condition, restriction, easement or other Lien affecting the Leased Real Property with respect to the use or occupancy of the Leased Real Property by the Company Group has been given to the Company Group by any Person.

(c)         No material capital expenditures are planned by the Company Group or, to the Knowledge of the Founders, the owner of the Leased Real Property.  The Leased Real Property, including the fixtures and equipment located thereon, is (A) in fair condition and repair, ordinary wear and tear excepted, and, to the Knowledge of the Founders, free from structural or design defects and (B) sufficient to permit the continued conduct of the Company Group’s business as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.

4.25         Insurance.

(a)            Set forth on Schedule 4.25 is an accurate and complete list of each insurance policy of the Company Group that covers the Company Group or its businesses, properties, assets, or employees (including self-insurance).  Such policies are in full force and effect, all employer premiums thereon have been paid, and the Company Group is otherwise in compliance in all material respects with the terms and provisions of such policies.

(b)            No Company Group Member is in default under any of the insurance policies set forth on Schedule 4.25 and there exists no event, occurrence, condition, or act (including the purchase of the Shares pursuant to this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder.

(c)            No Company Group Member has received any notice of cancellation or non-renewal of any such policy or arrangement, nor has the termination of any such policies or arrangements been Threatened in writing, and, there exists no event, occurrence, condition or act (including the purchase of the Shares pursuant to this Agreement) that, with the giving of notice, the lapse of time, or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policy.

(d)            Schedule 4.25  sets forth a list of all pending claims and the claims history for the Company Group during the past three (3) years (including with respect to insurance obtained but not currently maintained), in each case which remain outstanding.

4.26          Compliance with Laws.

(a)       The Company Group has complied and is in compliance in all material respects with all applicable Laws and Orders, including any Anti-Corruption Laws, Sanctions and Ex-Im Laws.  The Company Group has not (directly or indirectly through any Person) bribed or similarly improperly influenced any Governmental or Regulatory Authority or any of their representatives in violation of any applicable Law.  The Company Group has not received any written notice that any violation of the foregoing is being or may be alleged.

(b)            During the past three (3) years, the Company Group has not engaged, directly or indirectly, in transactions:  (i) connected in any way with any Sanctioned Country or Sanctioned Person; (ii) connected with any government, country or other entity or Person that is the target of United States economic sanctions administered by OFAC or by Her Majesty’s Treasury in the United Kingdom, or the target of any applicable United Nations, European Union or other international sanctions regime, including with specially designated nationals or blocked person designated by OFAC or on any United Nations, European Union or United Kingdom asset freeze list; or (iii) that are prohibited by any Law administered by OFAC or by any other economic or trade sanctions Laws of the United States or any other jurisdiction.

(c)         No property or interests in property of the Company Group is blocked or frozen under the economic Sanctions of the United States, the European Union or any other jurisdiction.

(d)        The Company Group has not (i) exported or reexported (including deemed exportation or re-exportation) any merchandise, software or technology in violation of any Laws of the United States or any other jurisdiction, or otherwise acted in violation of the export control, import, or sanctions Laws of the United States or any other jurisdiction; or (ii) taken any actions, refused to take any actions, agreed to take any actions, or furnished any information in violation of United States Laws restricting participation in international boycotts.

(e)            The Company Group has not (i) participated in any CARES Act stimulus fund program or other governmental program related to COVID-19 (“CARES Funds”); (ii) taken a Paycheck Protection Program Loan (together with CARES Funds, “Stimulus Funds” and together with CARES Funds, “Government Relief Funds”); (iii) deferred any Taxes under the authority of Section 2302 of the CARES Act; or (iv) applied for or received any Stimulus Funds or other funds, benefits, deferrals or any other kind of remuneration in connection with COVID-19 or any issues relating thereto, in each case in which the Company Group has material liabilities outstanding.  To the extent the Company Group has received any Government Relief Funds, the Company Group has managed and deployed all such applicable proceeds therefrom in compliance in all material respects with all Laws governing such Government Relief Funds.

4.27        Environmental Laws and Regulations.  The Company Group is in compliance in all material respects with all applicable Environmental Laws, and has obtained, and is in compliance in all material respects with, all Permits required under applicable Environmental Laws.  There are no Proceedings by any Governmental or Regulatory Authority or other Person or entity pending or, to the Founders’ Knowledge, Threatened against a Company Group Member under any Environmental Law.  There are no facts, circumstances, or conditions relating to the past or present business or operations of the Company Group (including the disposal of any wastes, hazardous substances, or other materials), that would reasonably be expected to give rise to any Proceeding, or to any Liability, under any Environmental Law.

4.28     Permits.  Available in the Data Room is a true and correct copy of each material permit, certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a “Permit”) obtained or possessed by a Company Group Member, each of which is listed on Schedule 4.28. The Permits comprise all registrations or filings with or notices to any Governmental or Regulatory Authority that are necessary for the lawful conduct of the businesses of the Company Group as presently conducted, or necessary for the lawful ownership of its properties and assets.  All such Permits are in full force and effect.  The Company Group is and has been in compliance in all material respects with all such Permits.  Any applications for the renewal of any such Permit that are required by the issuer to be made prior to the Closing Date have been timely made or filed by the Company Group Member named in such Permit.  No Proceeding to modify, suspend, revoke, withdraw, terminate, or otherwise limit any such Permit is pending or, to the Founders’ Knowledge, Threatened, and, to the Knowledge of the Founders, there is no valid basis for such Proceeding, including the Transactions.

4.29        Litigation; Orders.  Except as set forth in Schedule 4.29, there is no Proceeding or investigation by any Governmental or Regulatory Authority or any other Person pending, or to the Knowledge of the Founders Threatened, against or affecting any Company Group Member, or any Company Group Member’s properties, assets or rights, and there is no valid basis for any such Proceeding.  No Company Group Member is subject to any Order.  To the Knowledge of the Founders, no officer, director, agent or employee of the Company Group is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group.  The Company Group is, and for the prior three (3) years has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, and the Company Group has not received, at any time during the last three (3) years, any notice or other communication (whether written or oral) from any Governmental or Regulatory Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which a Company Group Member, or any of the assets owned or used by such Company Group Member, is or has been subject.

4.30         Labor and Employment Matters.

(a)          Schedule 4.30 sets forth a true, correct, and complete list of all employees of the Company Group, and sets forth for each such Person the following: (i) title or position (including whether full or part-time); (ii) classification (exempt or non-exempt); (iii) hire date; (iv) work location; (v) current annual base or hourly compensation rate; (vi) commission, bonus, or other incentive-based compensation and (vii) visa type (including date of expiration), if any. The Company Group does not have any unsatisfied severance liability with respect to any previously terminated employee. Except as set forth in Schedule 4.30, the Company Group has not made, directly or indirectly, any written or oral representations to any current or former employee promising or guaranteeing, or otherwise concerning, any employment, offer of employment, or terms and conditions of employment (including salary, wages, employee benefits, or visa sponsorship or renewal) to take effect, be implemented, or commence upon or after the date of this Agreement.

(b)           The Company Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, but not limited to Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health (including regulations and guidance promulgated by applicable healthcare and regulatory authorities), and the Company Group is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.  All employees working in the United States who are classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at all times have been properly classified as exempt.  All compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company Group’s Financial Statements). All employees working in the United States are legally authorized to work in the United States and timely completed a Form I-9.  All employees of the Company Group are legally authorized to perform services for the Company Group under applicable Laws in the country in which the employee performs work.  Each employee or service provider of the Company Group has always been in material compliance with any visa or work Permit restrictions or requirements.  The Company Group has never been the subject of an audit, investigation or immigration related Proceeding from any Governmental or Regulatory Authority, and the Company Group has not received notice of any potential or actual violation of any Legal Requirement respecting immigration.

(c)       Each Person who is currently providing services to the Company Group, or who has provided services to the Company Group in the past three (3) years, and who has been classified as exempt from overtime or other premium pay under applicable Law, or as an independent contractor (as opposed to an employee or service provider of the Company Group), has been properly classified as such under applicable Law. Each Person who is currently providing services to the Company Group, or who has provided services to the Company Group in the past three (3) years, as a leased or temporary employee has been properly classified as such under any applicable plan.  The Company Group has no Liability arising out of improperly classifying such Person under applicable Law.

(d)      There is no labor strike, dispute, slowdown or stoppage actually pending or to each of the Founder’s Knowledge Threatened against or involving the Company Group.

(e)      No labor union, works council, trade union, or similar representative of employees is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et. seq.) or any other similar Law existing or, to the Founders’ Knowledge, Threatened with respect to the operations of the Company Group.  The Company Group is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company Group, and no collective bargaining or labor union agreement is currently being negotiated by the Company Group.

(f)        The Company Group has not experienced any material labor difficulty or work stoppage during the last three (3) years.

(g)      There is no charge or other claim of employment discrimination pending or, to the Founders’ Knowledge, Threatened against the Company Group.

(h)       No wage and hour department investigation has been made of the Company Group.

(i)        There are no occupational health and safety claims against the Company Group.

(j)        Since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN”), the Company Group has not effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company Group or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company Group.  The Company Group has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law in any country in which an employee of the Company Group has performed work, and none of the employees of the Company Group (if any) has suffered an “employment loss” (as defined in WARN or any similar Law in any country in which an employee of the Company Group has performed work) during the six (6) months prior to the date hereof.

(k)       The Company Group has, in accordance with applicable Law, made all payments to any Governmental or Regulatory Authority with respect to unemployment compensation, social security or any other similar required withholding.
4.31    Employee Benefit Plans.
(a)      List of Plans.  All of the Company Group’s Employee Benefit Plans are set forth on Schedule 4.31(a).  For purposes of this Agreement, “Employee Benefit Plans” are defined as:
(i)        “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”);
(ii)     bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit sharing, pension, or retirement, deferred compensation, medical, health savings, health reimbursement, health care or dependent care flexible spending, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments or practices (whether or not insured), and any other plan, program, arrangement, commitment or practice that may be maintained for the benefit of active, retired, or former employees or directors; and
(iii)     employment, consulting, termination, and severance contracts or agreements and any other contract or agreement subject to Section 409A of the Code for active, retired, or former employees or directors, regardless of whether any such plans, programs, arrangements, commitments, contracts, agreements or practices (referred to in (i); (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA that have been established, maintained, or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company Group.
(b)      Code Section 409(A).  No payment pursuant to any Employee Benefit Plan, Contract or other arrangement between a Company Group Member and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder, or equivalent Laws or codes of practice in any other jurisdiction) would subject any Person to a material Tax pursuant to Section 409A(1) of the Code, or equivalent Laws or codes of practice in any other jurisdiction, whether pursuant to the consummation of the Transactions or otherwise.
(c)     Plan Documents.  Available in the Data Room is (i) a true and complete copy of the current Employee Benefit Plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recent annual report and accompanying schedules filed with the relevant Governmental or Regulatory Authority, (iv) copies of the most recently received determination from the relevant Governmental or Regulatory Authority, opinion or advisory letter for each such Employee Benefit Plan (or, if not yet received, a draft of the application provided to the relevant Governmental or Regulatory Authority for such Employee Benefit Plan), and (v) any material non-routine correspondence from any Governmental or Regulatory Authority with respect to any Employee Benefit Plan within the past three (3) years. The Company Group has not made any written or other commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d)       The form of each benefit arrangement set up by the Company Group for their employees (hereafter, the “Benefit Arrangement(s)”) has been in material compliance with applicable Law, and such Benefit Arrangements have been established, funded, maintained and operated in accordance with their terms and the written plan documents.  No Benefit Arrangement is currently under audit by any Governmental or Regulatory Authority.  No charge, complaint or Proceeding with respect to any Benefit Arrangement (except for any routine claim for benefits) is pending or, to the Founders’ Knowledge, Threatened, and there is no basis for any such charge, complaint or Proceeding.  The Company Group have not incurred nor does any basis exist that would reasonably be expected to cause the Company Group to incur any penalty or Taxes (whether or not assessed) under applicable Law, and no circumstances or events have occurred that could result in the imposition of any such penalties or Taxes.
(e)      The Company Group has made all required contributions and paid in full all required insurance premiums and other required payments with regard to the Benefit Arrangements for policy or Benefit Arrangement years or other applicable periods ending on or before the Closing Date to the extent due or owing on or before the Closing Date or will have properly accrued the same on the Company Groups’ annual accounts and interim Financial Statements.
(f)      The Company Group does not have a legally binding commitment to create any additional Benefit Arrangement, to modify or change any existing Benefit Arrangement, or to terminate any existing Benefit Arrangement that would affect any current or former director, officer, employee, or other service provider of the Company Group, except to the extent necessary to satisfy a Legal Requirement.
(g)      The consummation of the Transactions contemplated by this Agreement will not (either alone or in conjunction with any other event): (i) entitle any employee or service provider of the Company Group to severance pay or any other payment or form of compensation or benefit upon termination of services; (ii) accelerate the time of payment, funding or vesting, or increase the amount or value, of compensation or benefits due to any director, officer, employee or other service provider of the Company Group; (iii) limit the right of the Company Group to amend, merge or terminate any Benefit Arrangement; or (iv) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any director, officer, employee or other service provider of the Company Group.
4.32    Brokers’ or Finders’ Fees.   No agent, broker, Person, or firm acting on behalf of the Company Group is, or will be, entitled to any commission or brokers’ or finders’ fee from the Company Group or Buyer, or from any of their Related Persons, in connection with any of the Transactions.
5. REPRESENTATIONS OF BUYER.  As an inducement to the Shareholders to enter into this Agreement, Buyer represents, warrants, and agrees as follows as of the Closing Date:
5.1      Existence and Good Standing; Power and Authority.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and organized.  Buyer has all requisite power and authority to own its property and to carry on its business, and to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Buyer as contemplated hereby.  Buyer has the power and authority to consummate the Transactions, including the purchase of the Shares, payment of the Purchase Price and guaranty of obligations pursuant to this Agreement.  The execution, delivery, and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Buyer as contemplated hereby, and the consummation of the Transactions, have been duly authorized by Buyer’s board of directors and no other action on the part of Buyer is necessary to authorize the execution, delivery, and performance of this Agreement and such other instruments and agreements by Buyer and the consummation of the Transactions.  This Agreement and all other instruments and agreements to be executed and delivered by Buyer as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties thereto, shall have been duly executed and delivered by Buyer and shall be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that their enforceability may be subject to the Enforceability Exceptions.

5.2      Consents and Approvals; No Violations.
(a)       The execution and delivery of this Agreement by Buyer do not, the execution and delivery by Buyer of the other instruments and agreements to be executed and delivered by Buyer as contemplated hereby will not, and the consummation by Buyer of the Transactions will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Buyer under:
(i)         any provision of the articles of incorporation or bylaws of Buyer;
(ii)        any Law or Order applicable to Buyer or by which any of its properties or assets may be bound; or
(iii)       any Contract to which Buyer is a party, or by which any of its properties or assets is bound.
(b)     No consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order, any Contract to which Buyer is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement, or the consummation of the Transactions.
5.3      Brokers’ or Finders’ Fees.  No agent, broker, Person or firm acting on behalf of Buyer or its Related Persons is, or will be, entitled to any commission or brokers’ or finders’ fee from the Company Group or from any Related Persons of the Company Group, in connection with any of the Transactions.
5.4      Investment Representations.  Buyer hereby acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or registered or qualified for sale, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Laws are applicable.  Buyer is purchasing the Shares for investment purposes and has no intent to distribute or make a public offering of such stock in violation of applicable Governmental Rules.  Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
5.5    Independent Investigation; No Reliance.  Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely on its own independent investigation and the representations and warranties of the Founders and the Shareholders set forth in Article 4 and Article 6, respectively, and (b) the Founders and the Shareholders expressly disclaim all representations and warranties other than the representations and warranties by the Founders and the Shareholders, as applicable, specifically and expressly set forth in Article 4 and Article 6.

6.          REPRESENTATIONS OF SHAREHOLDERS.  As an inducement to Buyer to enter into this Agreement, each of the Shareholders severally, but not jointly, represents and warrants as follows as of the Closing Date:
 6.1    Power and Authority.  Such Shareholder has the legal power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by such Shareholder as contemplated hereby.  Such Shareholder has the legal power and authority to consummate the Transactions with respect to such Shareholder.  No other action on the part of such Shareholder is necessary to authorize such Shareholder’s execution, delivery, and performance of this Agreement and such other instruments and agreements and the consummation of the Transactions with respect to such Shareholder.  This Agreement and all other instruments and agreements executed and delivered or to be executed and delivered by such Shareholder as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties thereto, shall have been duly executed and delivered by such Shareholder and shall be valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms, except to the extent that their enforceability may be subject to the Enforceability Exceptions.
 6.2      Title to the Shares.
(a)       The Shares set out opposite such Shareholder’s name in Schedule 4.7 are fully paid up (or credited as fully paid) and are free from Liens.
(b)     Such Shareholder is the sole legal and beneficial owner of such Shares set out opposite such Shareholder’s name in Schedule 4.7. Such Shareholder has and shall have pursuant to this Agreement the right to transfer the legal and beneficial title to such Shares on the terms of this Agreement and without the consent of any third party, and such Shares are transferred free from any Liens.
 6.3    Brokers’ or Finders’ Fees.   No agent, broker, Person or firm acting on behalf of such Shareholder or its Related Persons are, or will be, entitled to any commission or brokers’ or finders’ fee from the Company Group or from any Related Person of the Company Group, in connection with any of the Transactions.
 6.4   Representation by Counsel.  Each Shareholder has either been represented by its own counsel with respect to this Agreement and any Ancillary Documents contemplated hereby to which such Shareholder is a party or has been advised of the opportunity to do so.
 6.5    Insolvency.  No Shareholder that is an individual Person is bankrupt, has proposed a voluntary arrangement nor has made or proposed any arrangement or composition with his or her creditors or any class of his or her creditors.  No Shareholder that is a corporate Person is insolvent, and no such Shareholder has had a petition in respect of its winding up presented and the representations and warranties set out in Section 4.4 shall be deemed to be repeated here but in respect of such Shareholder, instead of the Company.
7.             COVENANTS OF THE SHAREHOLDERS.
  7.1     Noncompetition; Nonsolicitation; Nondisclosure.
 (a)      Representations.  Each of the Founders represents that:

 (i)       Such Founder understands that Buyer would not have executed and delivered this Agreement or consummated the Transactions if such Founder refused to include in this Agreement the restrictive covenants set forth in this Section 7.1;
 (ii)     Such Founder further understands that the inclusion of these restrictive covenants in this Agreement is a material condition to this Agreement and, having regard to the facts and matters set out in this Section 7.1 and having taken professional advice, each Founder agrees that the restrictions contained in this Section 7.1 are reasonable and necessary for the protection of the legitimate business interests of the Buyer;
 (iii)     the Territory (as defined in Section 7.1(b)) reflects the area in which the Company Group has operated its business and in which the Company Group has relationships with other entities that arrange for third parties to license the Company Group Software, and each Founder, having regard to the facts and matters set out in this Section 7.1 and having taken professional advice, considers that the scope of the Territory is reasonable and necessary for the protection of the legitimate business interests of the Buyer; and
 (iv)     the business conducted in the Territory, including but not limited to the relationships with other entities that arrange for third parties to license the Company Group Software, is part of what Buyer is buying pursuant to this Agreement.
 (b)     Noncompetition. For a period of three (3) years after the Closing Date, no Founder shall directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in, or planning to become engaged in, the business of: (i) creating any one or more of supply chain planning or logistics Software; (ii) marketing, selling or licensing, such Software or using such Software to provide services; (iii) installing or modifying such Software; or (iv) consulting or training with respect to such Software, in each case in a manner that is competitive with any computer Software product or service that the Company Group provides to any third party or end user prior to and through the Closing Date, or has so provided within a two (2)-year period prior to the Closing Date (“Competing Business”), either directly by the Company Group, or indirectly by the Company Group through other entities that arrange for third parties to license software or use software to perform services on behalf of the Company Group, within the world (the “Territory”); provided, however, that (A) such Founder may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) engaged in a Competing Business, provided such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, (B) the continued engagement of the Founder by the Company Group following the Closing shall not constitute a breach of Section 7.1(b), (C)  the restrictions contained in this Section 7.1(b) will not, following the termination of such Founder’s employment or engagement with the Company Group, prevent a Founder from accepting employment with a large diversified organization with separate and distinct divisions that are not engaged in the Business, such as Microsoft Corporation or Deloitte & Touche LLP, provided that the Founder will not render any services to, or have any ability to provide strategic direction or oversight to, any such division or business unit that is engaged in the Business; and (D) the restrictions contained in this Section 7.1(d) will not prevent a Founder from becoming an employee or a consultant of any higher education institution to perform education services for or on behalf of such institution with the prior consent of Buyer, not to be unreasonably withheld, conditioned or delayed.
 (c)      Nonsolicitation. For a period of three (3) years after the Closing Date, no Founder shall, directly or indirectly:

 (i)       solicit, in furtherance of a Competing Business, the business of any Person who was a customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company Group as of the Closing Date, or within one year preceding the Closing Date, in each case for purposes of diverting their business or services from the Company Group;
 (ii)      cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company Group on the Closing Date or within one year preceding the Closing Date to cease doing business with the Company Group or to deal with any competitor of Company Group in furtherance of a Competing Business, or in any way interfere with such Person’s relationship with the Company Group; or
 (iii)     hire, retain, or attempt to hire or retain any employee or independent contractor of the Company Group or in any way interfere with the relationship between the Company Group and any of its employees or independent contractors in furtherance of a Competing Business;
provided that, the placing of any general advertisement which is not specifically directed at any employee, the employment or engagement of an employee who approaches the relevant Founder on an unsolicited basis, or the recruitment of any employee through an employment agency where such agency has not been specifically instructed to solicit any employee, shall not constitute a breach of Section 7.1(c).
(d)      Nondisclosure.  No Shareholder shall use (save as required by (A) applicable Law, (B) the rules or any order of any court, tribunal or agency of competent jurisdiction, (C) any securities exchange, recognised investment exchange, regulatory or governmental body, which has jurisdiction over it or to which it normally submits (whether or not a direction from that body has the force of Law) or (D) to a relevant Tax Authority to the extent required for the proper management of the taxation affairs of that party, any of its holding companies or any subsidiary of it or any of its holding companies) or disclose any Confidential Information that was owned or controlled by the Company Group as of the Closing Date, except in connection with the continued engagement by the Company Group of the Founder following the Closing.  “Confidential Information” means any non-public information (in any form or media) regarding the Company Group’s: (i) customers, suppliers, licensees, licensors, or franchisees (including lists of such Persons); (ii) Software code and modifications; or (iii) methods of operation, programs and databases, patents and designs, pricing, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other material non-public business information relating to the Company Group; provided, however, that Confidential Information does not include any information that has been voluntarily disclosed to the public by Buyer (except where such public disclosure has been made by the Shareholders without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(e)      Modification of Covenant.  Each undertaking contained in this Section 7.1 shall be construed as a separate and independent undertaking.  While each of the Founders severally agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this Section 7.1 are reasonable and necessary for the protection of legitimate business interests of the Buyer in all the circumstances, if a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.1 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision in order to protect Buyer’s legitimate direct and indirect business interests in its customer relationships, confidential information and trade secrets, and goodwill.  It is expressly agreed that each provision of this Section 7.1 is intended to be severable.

(f)      Tolling.  If any Founder violates, and then challenges in court the enforceability of, any of the terms of this Section 7.1 of this Agreement, and such Founder is not enjoined from breaching any of the protective covenants contained herein, and a court of competent jurisdiction later finds that the challenged protective covenants at issue are enforceable, then the time periods set forth above in respect of such Founder shall be deemed tolled upon the filing of the lawsuit in which the enforceability of this Agreement was challenged until the dispute is finally resolved and all periods of appeal have expired.
7.2     Specific Performance.  The Parties recognize that irreparable damage would occur in the event that any of the provisions of Section 7.1 were not performed in accordance with their specific terms or were otherwise breached by the Founders.  It is accordingly agreed that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches or Threatened breaches, or to enforce compliance with, the covenants and obligations of Section 7.1 and to enforce specifically the terms and provisions of Section 7.1 in any court of the United States or any state or country having jurisdiction, this being in addition to any other remedy to which they are entitled to seek at law or in equity.  Each Founder hereby waives (a) any requirement that Buyer post a bond or other security as a condition for obtaining any such relief; and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
7.3      Announcements.  From and after the Closing Date, no press releases or public announcements related to this Agreement or the Transactions, or other announcements related to this Agreement or the Transactions, shall be issued without each of Buyer’s and the Shareholder Representative’s prior consent or approval; provided however, that the Parties acknowledge and agree that the press release in the form attached hereto as Exhibit C shall be deemed approved by each of the Buyer and the Shareholder Representative.  Notwithstanding the foregoing, nothing herein shall restrict (a) any Shareholder that is a private equity fund or other investment vehicle (collectively, the “Investor Shareholders”) from disclosing (i) the Transactions contemplated hereby and key financial information relating thereto on a confidential basis to existing and prospective investors and lenders of the Investor Shareholders and (ii) the Transactions contemplated hereby (but not including the Purchase Price or any other financial information with respect to such Transactions other than internal rate or multiples return or similar metrics, which may be disclosed) in private equity, finance and mergers and acquisitions industry publications, (b) the Company Group from disclosing, to the extent reasonably necessary, the Transactions contemplated hereby (but not the economic terms thereof) to its customers, suppliers, employees and other business relations, or (c) any Party from making a filing required by securities or other applicable Laws so long as the Party required to make such filing provides a copy to the other Parties, and affords such other Parties reasonable opportunity in advance of such filing to review and comment upon the form and substance of such filing.  Effective as of the Closing, the Buyer hereby grants, on behalf of itself and the Company Group, to the Investor Shareholders and each of their respective successors and assigns a limited, non-exclusive, perpetual, royalty-free, worldwide license to display the company names and the mark or logo related to the company names of the Company Group on its printed materials and websites and in other forms and media for the sole purpose of describing their prior ownership of the Company Group and any internal rate of return related to the Transactions, subject to compliance with the Company Group’s then-current branding guidelines, which Buyer shall cause the Company Group to be made available upon written request.
7.4      Release.
(a)      In order to induce Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents, effective as of the Closing, each of the Shareholders, on his, her or its own behalf and on behalf of his, her or its respective heirs, estates, executors, administrators, representatives, Affiliates, predecessors and successors (collectively, the “Associated Parties”, provided, that for purposes of this Agreement, no Company Group Member shall be an Associated Party of any Shareholder), hereby generally, irrevocably, unconditionally and completely waives, releases and forever discharges the Company and each other Company Group Member, their respective successors, assigns, and respective past or present partners, members, shareholders, trustees, fiduciaries and Representatives (collectively, the “Released Parties”), from and against any and all past, present and future claims, controversies, disputes, rights, causes of action, suits, demands, damages, costs, expenses, liabilities and obligations of any nature whatsoever, including any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement, or based upon any tort (including negligence or strict liability), or fraud, whether currently known or unknown, suspected or unsuspected, disclosed or undisclosed, absolute or contingent, at law or in equity, that such Shareholder or any Associated Party of such Shareholder now has, has ever had or may have in the future against any of the Released Parties arising out of or relating, directly or indirectly, to any circumstance, agreement, matter, act, conduct, event or omission occurring or existing at any time up to and including the Closing Date (collectively, the “Released Claims”).  Notwithstanding the foregoing, Released Claims does not include and the provisions of this Section 7.4(a) shall not release or otherwise diminish (i) the obligations of any party set forth in or arising under any provisions of this Agreement or any Ancillary Document; (ii) the rights of a Shareholder set forth in or arising under any provisions of this Agreement or any Ancillary Document, (iii) if a Shareholder is an employee or consultant of the Company Group, any claim for any benefit, wages, salary or other payment earned by such Shareholder arising out of or related to the Shareholder’s employment or engagement to the extent earned and unpaid, and (iv) the obligations of the Company Group to indemnify, defend and hold harmless the directors and officers of the Company Group under the organizational documents of the Company Group Members and applicable Law (collectively, the “Excluded Claims”).

(b)     Each Shareholder covenants and agrees not to, directly or indirectly, institute or make, or join, assist, aid or act in concert in any manner whatsoever with any other Person in the instituting or making of any claim or demand or in the instituting or bringing of any proceeding or action in any manner whatsoever against any of the Released Parties with respect to the matters waived, released or discharged pursuant to this Section 7.4, other than the Excluded Claims.
(c)      Each Shareholder represents and warrants to each Released Party that such Shareholder has not assigned, transferred, conveyed or otherwise disposed of any Released Claim, or any direct or indirect interest in any Released Claim, in whole or in part, including assignment, transfer, conveyance or disposition by subrogation or operation of Law.
(d)       Each Shareholder (i) represents, warrants and acknowledges that he, she or it has been made aware that, under certain statutory or common law principles applied in certain states, a general release does not extend to claims which a creditor does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the debtor, and (ii) hereby expressly waives the benefits thereof and any rights such Shareholder may have under any statute or common law principle of similar effect in any jurisdiction.
8.             ADDITIONAL COVENANTS.
8.1      Assistance in Proceedings.  Each of the Founders and Buyer shall, at the expense of the Company Group, cooperate with the other and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction occurring on or before the Closing Date involving the Company Group or its business, and to which such Founder has knowledge.
8.2     Further Assurances.  The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their obligations under this Agreement, and shall (i) furnish upon reasonable request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of effectuating the transfer of the Shares to the Buyer as contemplated by this Agreement.

8.3      Tax Covenants.
(a)     Interpretation.  The following definitions and rules of interpretation apply in this Section 8.3 and any other provision or Section of this Agreement relating to Tax:
Definitions:
(i)       “Accounts Relief” means:
(A)    any Relief (including the right to a repayment of, or to a payment in respect of, Tax) shown as an asset in the Closing Balance Sheet; and
(B)     any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Closing Balance Sheet.
(ii)      “Buyer’s Relief” means:
(A)      any Accounts Relief;
(B)      any Relief of any Company Group Member arising in connection with any Event occurring either between the Balance Sheet Date and Completion in the ordinary course of business or after Completion; and
(C)     any Relief, whenever arising, of the Buyer or any other member of the Buyer’s Tax Group (other than any Company Group Member).
(iii)    “Buyer’s Tax Group” means Buyer and any other company or companies that are, from time to time, treated as members of the same group (including, without limitation, tax consolidation or fiscal unity) as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.
(iv)     “Completion” shall have the same meaning as “Closing.”
(v)      “Dispute” shall mean any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.
(vi)     “Event” shall mean and includes (without limitation), the expiry of a period of time, any Company Group Member becoming or ceasing to be associated with any other person for any Tax purpose (including, without limitation, ceasing to be part of any tax consolidation, or fiscal unity, with any other person(s)) or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any gross receipts, income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred, and any reference to an Event occurring on or before a particular date, shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

(vii)    “Liability for Tax” means:
(A)     any liability of any Company Group Member to make an actual payment (or increased payment) of, or in respect of, or on account of, Tax whether or not the same is primarily payable by each Company Group Member and whether or not each Company Group Member has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment or the increased payment;
(B)     the Loss, otherwise than by use or setting off, of any Accounts Relief (including any Relief surrendered or to be surrendered by a member of the Seller’s Group), in which case, the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of that Loss) have been saved but for that Loss, assuming for this purpose that each Company Group Member had sufficient profits or was otherwise in a position to use the Relief, or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and
(C)     the use or setting off of any Buyer’s Relief where, but for that use or setting off, the relevant Company Group Member would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Founders under this Section, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Founders would have been liable but for the use or setting off.
(viii)   “IHTA” means the Inheritance Tax Act 1994, a United Kingdom statute.
(ix)     “Inheritance Tax” means inheritance tax chargeable in the United Kingdom under the IHTA.
(x)     “Loss” shall mean absence, failure to obtain, non-existence, non-availability, reduction, loss, counteraction, nullification, utilization, disallowance, withdrawal or clawback for whatever reason.
(xi)     “Overprovision” means the amount by which any provision for Tax (other than deferred tax) in the Closing Balance Sheet is overstated, except where that overstatement arises due to:
(A)      a change in Law;
(B)      a change in the accounting bases on which each Company Group Member values its assets;
(C)      a voluntary act or omission of the Buyer or any Company Group Member; or
(D)      the utilization or setting off of a Buyer’s Relief that, in each case, occurs after Completion.
(xii)   “Relief” shall mean and includes any loss, relief, allowance, credit, exemption or set-off for Tax or any deduction in computing gross receipts, income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

(xiii)   “Saving” shall mean the reduction or elimination of any liability of each Company Group Member to make an actual payment of Tax in respect of which the Founders would not have been liable to make a payment under Section 8.3(b), by the use of any Relief arising wholly as a result of a Liability of a Tax in respect of which the Founders have made a payment under Section 8.3(b).
(xiv)  “Seller’s Group” means the Shareholders and any other company or companies (other than the Company Group Member) that are (or become) after Completion, or have in the seven years ending at Completion been members of the same group (including, without limitation, any tax consolidation or fiscal unity), or otherwise connected or associated in any way with the Shareholders for Tax purposes.
(xv)   “Tax” shall mean all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or other liabilities in the nature of taxation wherever chargeable and whether of the United Kingdom, Belgium, the United States of America, India or any other jurisdiction (including, for the avoidance of doubt, social security contributions in United Kingdom, Belgium, the United States of America or India and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it.
(xvi)“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom, Belgium, the United States of America, India or elsewhere.
(xvii) “Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, any self-assessment or any other occurrence from which it appears that any Company Group Member or the Buyer is or may be subject to a Liability for Tax or other liability for which the Founders are or may be liable to make a payment under this Section 8.3 or for breach of the Tax Warranties.
(xviii) “Tax Covenants” means the covenants set forth in this Section 8.3.
(xix)   “Tax Statute” means any directive, statute, enactment, law, order or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.
(xx)    “Tax Warranties” means the representations and warranties of the Founders set forth in Section 4.14.
Rules of Interpretation.
(xxi)   References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Tax Statute to have been, or treated or regarded as, earned, accrued or received, and references to gross receipts, income, profits or gains earned, accrued or received on or before a particular date (including Completion) or in respect of a particular period shall include gross receipts, income, profits or gains that are deemed for the purposes of the relevant Tax Statute to have been earned, accrued or received on or before that date or in respect of that period as the case may be.

(xxii)  References to a repayment of Tax shall include any interest or any additional amount payable by a Tax Authority in respect of it.
(xxiii) Any reference to something occurring in the ordinary course of business shall not include:
(A)      anything that involves, or leads directly or indirectly to, any liability of the Company Group Member to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);
(B)     anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;
(C)      anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company Group Member becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies (including, without limitation, a fiscal unity or tax consolidation), or becoming or ceasing to be associated or connected with any other company for any Tax purposes;
(D)     anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax, or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;
(E)      anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Balance Sheet as of the Balance Sheet Date or, in the case of an asset acquired since the Balance Sheet Date, the cost of that asset;
(F)      anything that involves, or leads directly or indirectly to, a change of residence of the Company Group Member for Tax purposes; or
(G)     any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.
(xxiv) Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Section 8.3 and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Section 8.3.
(xxv)  Any stamp duty charged on any document (or in the case of a document that is outside a jurisdiction, any stamp duty that would be charged on the document if it were brought into that jurisdiction) that is necessary to establish the title of the Company Group Member to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company Group Member to make an actual payment of Tax as a result of an Event occurring on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it. References in this Section 8.3(a)(xxv) to stamp duty include any transfer duty or equivalent Tax.

(xxvi)   References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).
(xxvii)  References to any law of the United Kingdom, Belgium, the United States of America and India shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose or that most nearly approximates to that UK, Belgian, US and Indian law.
(xxviii) For the avoidance of doubt, references to any Liability for Tax that results from any gross receipts, income, profits or gains earned, accrued or received on or before Completion or any Event occurring on or before Completion include a reference to any Liability for Tax arising as a result of Completion or of entering into this Agreement, or of the satisfaction of any condition in this Agreement, or as a result of forming the intention, or of entering into arrangements, to enter into this Agreement (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a tax consolidation, fiscal unity or other group of companies for the purpose of any Tax).
(xxix)   For the avoidance of doubt, references to any Liability for Tax resulting from, in respect of or by reference to an Event which occurred on or before Completion shall include a reference to any Liability for Tax resulting from the sale of the Shares under this Agreement.
(b)      Covenant.  Subject to the provisions of this Section 8.3, the Founders, jointly and severally, covenant to pay to the Buyer an amount equal to any:
(i)      Liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company Group Member on or before Completion, whether or not that liability was discharged on or before Completion;
(ii)     Liability for Tax, including liability for payments in respect of Tax, due to the relationship for Tax purposes before Completion of the Company Group Member with any person other than a member of the Buyer’s Tax Group, whether arising before, on or after Completion;
(iii)    Liability for Tax that is a liability of the Company Group Member to account for employment taxes or social security contributions, whether arising before, on or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;
(iv)     Liability for Tax being a liability for inheritance tax (or its equivalent in any local jurisdiction) that:
(A)     is a liability to Inheritance Tax of the Company Group Member and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(B)      gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or assets of the Company Group Member; or
(C)     gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or assets of the Company Group Member because of the death of any person within three (3) years of a transfer of value that occurred before Completion;
and in determining for the purposes of this Section 8.3(b)(iv) whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company Group Member exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA (or its equivalent in any local jurisdiction) shall not apply; and
(v)      costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Company Group Member and the Buyer or any other member of the Buyer’s Tax Group in connection with (A) any Liability for Tax or other liability in respect of which the Founders are liable to make a payment under this Section 8.3, or under a  Tax Claim; or (B) taking or defending any successful action under this Section 8.3.
(c)       Payment Date and Interest.
(i)       Payment by the Founders in respect of any Liability under this Section 8.3 must be made in cleared and immediately available funds on:
(A)     in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven (7) Business Days before the due date for payment of that Tax and seven (7) Business Days after the date on which the Buyer serves notice on the Founders requesting payment;
(B)      in the case of the Loss of a right to repayment of Tax or a Liability under Section 8.3(b)(iv), seven (7) Business Days following the date on which the Buyer serves notice on the Founders requesting payment;
(C)      in a case that involves the Loss of a Relief (other than a right to repayment of Tax), the later of seven (7) Business Days after the date on which the Buyer serves notice on the Founders requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of: (1) the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or (2) the period in which the Loss of the Relief occurs (assuming for this purpose that the Company Group Member had sufficient profits or was otherwise in a position to use the Relief); and
(D)     in a case that falls within subsection (a)(vii)(C) of the definition of Liability for Tax, the date on which the Tax saved by the Company Group Member is or would have been required to be paid to the relevant Tax Authority.
(ii)     Any dispute about the amount stated in any notice served on the Founders under Section 8.3(c)(i)(B) to Section 8.3(c)(i)(D) shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the Founders and the Buyer sharing equally the costs of that determination).

(iii)     If any amount due from the Founders under this Section is not paid on the date specified in Section 8.3(c)(i)(A), then, except if and to the extent that the Founders’ liability under Section 8.3(b) includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis and before as well as after any judgment) at the rate of 4% a year over the base rate from time to time of Barclays Bank PLC or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums, any interest to be compounded quarterly.
(d)      Exclusions.
(i)       The covenant contained in Section 8.3(b) above shall not cover any Liability for Tax or other liability and no claim shall be made under the Tax Warranties if and to the extent that:
(A)      the Liability for Tax or other liability in question was paid on or before Closing or provided in the Closing Balance Sheet;
(B)      it is a Liability for Tax (other than, for the avoidance of doubt, one which falls within Section 8.3(a)(xxvi) which arises as a result of a transaction occurring in the ordinary course of business of the Company Group Member between the Balance Sheet Date and Closing;
(C)     it arises or is increased only as a result of any change in the Law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Closing (whether or not the change is retrospective in whole or in part);
(D)     it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company Group Member values its assets (other than a change made to comply with Accounting Standards applicable at Closing and where the original treatment was not already in compliance) after Closing;
(E)       the Buyer is compensated for the Liability for Tax or other liability in question under any other provision of this Agreement;
(F)      it would not have arisen but for a failure by the Buyer or a Company Group Member to make a claim, election or do any other thing that was assumed would be made or done and which was taken into account in the provision for Tax in the Closing Balance Sheet;
(G)     the Liability for Tax would not have arisen, or would have been reduced or eliminated, but for any claim, disclaimer or election made after Completion by the Buyer or a Company Group Member;
(H)     the income profits or gains in respect of which the Liability for Tax arises were actually earned accrued or received by a Company Group Member and have been retained at Completion;
(I)      the Liability for Tax would not have arisen or is increased due to a failure or delay by the Buyer in giving notice by the time required in Section 8.3(h)(ii);
(J)      it would not have arisen but for, or is increased by, the failure by the Buyer or a Company Group Member to make prompt payment of any Tax or other liability where the Shareholders have made payment to the Buyer under this Agreement;

(K)      a Relief other than a Buyer’s Relief is available, or made available by the Shareholders, to the Company Group Member to reduce (or eliminate) that Liability for Tax; or
(L)      it would not have arisen but for a voluntary act, transaction or omission of the Company Group Member or the Buyer or any other member of the Buyer’s Tax Group occurring outside the ordinary course of business after Closing and which the Buyer was aware would give rise to the Liability for Tax or other liability in question.
(ii)      For the purposes of Section 8.3(d)(i)(B), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company Group Member on or before Closing or imposed on the Company Group Member or the Buyer or any other member of the Buyer’s Tax Group by any legislation whether coming into force before, on or after Closing, or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the request of, or with the consent of, the Shareholders.
(iii)    The provisions of Sections 8.3(d)(i)(A), (i)(B), (i)(C), (i)(F) and Section 8.3(d) shall not apply to any Liability for Tax falling within Section 8.3(b)(ii) or Section 8.3(b)(iv).
(e)      Limitations.  The Liability of the Founders under Section 8.3(b) will terminate sixty (60) days following the applicable statute of limitations, except for any bona fide claim under Section 8.3(b) of which written notice is given to the Founders before that relevant date containing, if and to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.
(f)       Recovery from Third Parties.
(i)       Where the Founders have paid an amount under Section 8.3(b) in respect of any Liability for Tax, or in respect of any other liability, and, on or before the seventh anniversary of Completion, the Buyer or any Company Group Member is, or becomes, entitled to recover from some other person that is not the Company Group Member or the Buyer or any other company in the Buyer’s Tax Group, any amount in respect of any such Liability for Tax, or such other liability, the Buyer shall or shall procure that the Company Group Member or the relevant Subsidiary shall:
(A)      notify the Founders of its entitlement as soon as reasonably practicable; and
(B)     if required by the Founders and, subject to the Buyer and the relevant Company Group Member being indemnified (to the reasonable satisfaction of the Buyer) by the Founders against any Tax that may be suffered on receipt of that amount and any losses, liabilities, damages, costs and expenses incurred in recovering that amount, take, or procure that the relevant Company Group member takes, all steps reasonably requested by the Founders to enforce that recovery against the person in question (keeping the Founders fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action (or to procure that any action is taken) under this Section 8.3(f) (other than an action against (1) a Tax Authority, or (2) any Person in respect of any Tax advice given by that Person to the relevant Company Group Member on or before Completion, that in the Buyer’s reasonable opinion, is likely to harm its or the relevant Company Group Member’s material and actual commercial or employment relationship with that Person.
(ii)     If on or before the seventh anniversary of Completion, the Buyer, the relevant Company Group Member or the relevant Subsidiary recovers any amount referred to in Section 8.3(h)(i), the Buyer shall account to the Founders for the lesser of:

(iii)     any amount recovered (including any related interest or related additional payment made by any Tax Authority) less any Tax suffered in respect of that amount and any losses, liabilities, damages, costs and expenses incurred in recovering that amount (except if and to the extent that amount has already been made good by the Founders under Section 8.3(h)(ii)); and
(iv)     the amount paid by the Founders under Section 8.3(b) in respect of the Liability for Tax in question.
(g)      Tax Returns.
(i)      Subject to this Section 8.3(g), the Buyer will have exclusive conduct of all Tax affairs of each Company Group Member after Completion.
(ii)      The Buyer will procure that the relevant Company Group Member keeps the Shareholder Representative fully informed of the Tax affairs of each Company Group Member for any period ended on or before Completion and for any period which starts before and ends after Completion, for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company Group Member has not been reached. The Buyer will not submit any substantive correspondence to, or submit (or agree) any return or computation for any such period to (or with) any Tax Authority, without giving the Founders a reasonable opportunity to comment and taking account of the Founders’ reasonable representations.
(iii)     The Buyer will procure that no Company Group Member amends or withdraws any return or computation or any claim, election, surrender or consent made by it for any period ended on or before Completion without giving the Founders a reasonable opportunity to comment and taking account of the Founders’ reasonable representations.
(iv)       For the avoidance of doubt:
(A)     where any matter gives rise to a Tax Claim, the provisions of  Section 8.3(h) shall take precedence over the provisions of this Section 8.3(g); and
(B)      the provisions of this Section 8.3(g) shall not prejudice the rights of the Buyer to make a claim under this Section 8.3(g)For any Liability for Tax.
(h)      Conduct of Tax Claims.
(i)      Subject to Section 8.3(h)(ii), if the Buyer or any Company Group Member becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing of the Tax Claim is given to the Shareholder Representative as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Founders’ liability under this Section, except to the extent that the Founders have been materially prejudiced by Buyer’s failure or delay to give such notice.
(ii)     If the Founders becomes aware of a Tax Claim, it shall notify the Buyer in writing of the Tax Claim as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Founders notice of the Tax Claim in accordance with the provisions of Section 8.3(h)(i).
(iii)    Subject to Section8.3(h)(iv), if the Founders indemnify the Buyer and the relevant Company Group to the Buyer's reasonable satisfaction against all losses, liabilities, damages, costs or expenses that may be incurred (including any additional Liability for Tax), Buyer shall take and shall procure that the relevant Company Group Member shall take any action that the Founders may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or request an internal review by the relevant Tax Authority, or compromise any Tax Claim.

(iv)    Neither the Buyer nor the relevant Company Group Member shall be obliged to appeal or procure an appeal against any assessment to Tax (or other document issued, or action taken, by or on behalf of any Tax Authority against which there is a right of appeal) if the Buyer, having given the Founders written notice of that assessment or other document, does not receive written instructions to do so from the Founders within ten Business Days of that notice having been given.
(v)      Without prejudice to the liability of the Founders under this Section, the Buyer shall not be obliged to take, or procure the taking of, any action under Section 8.3(h)(iii) in respect of any Tax Claim:
(A)      if the Founders do not request the Buyer to take any action under  Section 8.3(h)(iii) considering the nature of the Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review of or compromising that Tax Claim, and that period will not, in any event, exceed ten Business Days after the giving of that notice to the Founders;
(B)      where the Founders (or the Company or any Subsidiary before Completion) has been engaged in fraudulent conduct or deliberate default relating to the Liability for Tax that is the subject matter of the Dispute; or
(C)      if the Dispute is, or involves, an appeal to any tribunal or any court, unless the Founders have obtained the opinion of Tax counsel (being an advocate specializing in Tax) of at least five years’ standing who is acceptable to the Buyer (acting reasonably) that the appeal has a reasonable prospect of success.
(vi)     If Section 8.3(h)(iii) does not apply by virtue of any provision of Section 8.3(h)(v), the Buyer or the relevant Company Group Member shall have the absolute conduct of the Dispute (without prejudice to the rights under this Section 8.3 of any of the Buyer and the relevant Company Group Member) and shall be free to pay or settle the Tax Claim on any terms that the Buyer or the relevant Company Group Member, acting always in good faith, considers fit.
(vii)    By agreement in writing between the Buyer and the Founders and on such terms as they may agree from time to time, the conduct of a Dispute may be delegated to the Founders, provided that, unless the Buyer and the Shareholders specifically agree otherwise in writing, the Founders shall:
(A)      promptly inform the Buyer of all matters relating to the Dispute and shall provide the Buyer with copies of all correspondence and notes, or other written records of telephone conversations or meetings relating to the Dispute;
(B)      obtain the Buyer’s written approval (not to be unreasonably withheld or delayed) before appointing solicitors or other professional advisers in relation to the Dispute;
(C)      submit to the Buyer for prior written approval (not to be unreasonably withheld or delayed) all material written communications relating to the Dispute to be transmitted to the relevant Tax Authority and shall make any amendments the Buyer reasonably requests; and

(D)     not settle or compromise the Dispute or agree any matter relating to it without the Buyer’s prior written approval (not to be unreasonably withheld or delayed).
(viii)   The Buyer shall provide and shall procure that the Company or the relevant Company Group Member provides to the Founders and the Founders’ professional advisers reasonable access to premises and personnel, and to any relevant assets, documents and records in their power, possession or control to investigate the matter and enable the Founders to take any action referred to in this Section 8.3(h).
(ix)     Neither the Buyer nor any Company Group Member shall be liable to the Founders for non-compliance with any of the provisions of this Section 8.3(h) if the Buyer or the relevant Company Group Member has acted in good faith in accordance with the instructions of the Founders.
(i)       Grossing Up.
(i)       All amounts due under this Section 8.3 from the Founders to the Buyer shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Section 8.3, the Founders shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.
(ii)      If any sum payable by the Founders to the Buyer under this Agreement is subject to Tax in the hands of the Buyer, the Founders shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax and taking account of any credit against or deduction from Tax that may be available for any deduction or withholding made under Section 8.3(i)(i).
(iii)    If the Buyer would, but for the availability of a Buyer’s Relief (other than an exemption from Tax), incur a Tax liability falling within Section 8.3(i)(ii), it shall be deemed for the purposes of that Section 8.3(i)(ii) to have incurred and paid that liability.
(iv)    If the Buyer assigns all, or part of, the benefit of this Section 8.3 or this agreement, the Founders shall not be liable under Section 8.3(i)(i) or Section 8.3(i)(ii), except if and to the extent that the Founders would have been so liable had that assignment not occurred.
(v)      Section 8.3(i)(i) and Section 8.3(i)(ii) shall not apply to any interest chargeable under Section 8.3(c)(iii).
(j)       Overprovisions and Savings
(i)      If requested in writing by the Founders within seven years of Completion, the Buyer shall instruct (at the Founders’ expense and provided the Founders indemnify the Buyer to its reasonable satisfaction for costs and expenses), the auditors of the Company Group Member in question to determine in writing if in their opinion there exists an Overprovision or a Saving has arisen.
(ii)    If those auditors determine that an Overprovision or a Saving has arisen, an amount equal to the value (so determined in writing) of the Overprovision or Saving shall be set off:

(A)      against any amount then due from the Founders under this Section 8.3; and
(B)      to the extent there is an excess not set-off under Section 8.3(j)(A), against any payment(s) already made or subsequently due from the Founders under this Section 8.3 in chronological order until exhausted, provided that to the extent such Overprovision or Saving is set off against any payment already made by the Founders (and not previously refunded under this Section 8.3(j)(B)), it shall promptly be repaid to the Founders.
(iii)     For the purposes of this Section 8.3(j), the auditors shall act as experts and not as arbitrators.
(k)      Buyer’s Covenant
(i)       The Buyer covenants with the Founders to pay to the Founders an amount equal to any Tax for which the Founders are liable as a result of non-payment by a Company Group Member of a Tax liability that is primarily chargeable against any Company Group Member.
(ii)      The covenant contained in Section 8.3(k)(i) shall not apply to any Tax if, but only to the extent that:
(A)      the Buyer could claim payment in respect of that Tax under Section 8.3(b); or
(B)      such Tax has been recovered by the Founders under any relevant statutory provision.
(l)       General.
(i)      All payments made by the Founders to the Buyer or by the Buyer to the Founders in accordance with this Section 8.3 will be treated, to the extent possible, as an adjustment to the portion of the Purchase Price received by the Founders in respect of the Shares owned by such Founders.
(ii)      The Buyer shall in its absolute discretion decide whether to make a claim under this Tax Covenant or the Tax Warranties, but not both.
8.4      Reserved.
8.5      Access and Preservation of Records.  From and after the Closing Date, to the extent relating to the Business prior to the Closing and in connection with any reasonable business purpose, including the preparation of Tax Returns and the defense of any third party claim, upon reasonable prior notice, and except as determined by the Buyer in good faith to be necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), or (c) comply with any contractual confidentiality obligations (provided that the Buyer uses its commercially reasonable efforts to obtain, or cause to be obtained, a waiver of such confidentiality obligations), the Buyer shall, and shall cause each of its Affiliates (including the Company Group Members following the Closing) and their Representatives to afford the Representatives of the Shareholders reasonable access, during normal business hours, to the properties, books and records of the Company Group Members in respect of the Business as such existed as of the Closing Date; provided, however, that such access shall not unreasonably interfere with the business or operations of the Company Group Members; provided, further, that the auditors and accountants of the Buyer or its Affiliates (including the Company Group Members following the Closing) shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.   The Buyer shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all original material books and records in respect of the Business, as such existed as of the Closing Date and were delivered to Buyer in connection with the Closing, for a period of six years from the Closing Date.

9.            SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.
9.1      Survival of Representations; Limitations on Liability.
(a)      Except as set forth in Section 9.1(b) of this Agreement, the representations and warranties of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the purchase and sale of the Shares pursuant to this Agreement for a period of eighteen (18) months after the Closing Date.
(b)    The representations and warranties contained in (i) the first two sentences of Section 4.2 (Existence) and Sections 4.3 (Authority and Enforceability), 4.4 (Insolvency), 4.7(a) (Capitalization), 4.9(a), 4.9(b) and 4.9(f) (The Company), 4.32 (Brokers’ or Finders’ Fees), 5.1 (Existence and Good Standing of Buyer; Power and Authority), 5.3 (Brokers’ or Finders’ Fees), 6.1 (Power and Authority), 6.2 (Title to Shares), 6.3 (Brokers’ or Finders’ Fees), and 6.5 (Insolvency) (collectively, the “Key Representations”) shall survive for a period of seven (7) years after the Closing Date; Section 4.18 (Intellectual Property) (other than Section 4.18(m)) (the “Key IP Representations”) shall survive for a period of five (5) years after the Closing Date; and (iii) Section 4.7(b) (Capitalization) (the “Simultaneous Transaction Representation”) 4.14 (Taxes) (the “Tax Representation”), 4.26 (Compliance with Laws), 4.30 (Labor and Employment) and 4.31 (Employee Benefit Plans) shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).  As used in this Agreement, the terms “Key Representations”, “Key IP Representations” “Simultaneous Transaction Representation” and the “Tax Representation” shall mean, collectively, the “Fundamental Representations”.
(c)      Any representation or warranty in respect of which indemnity may be sought under Section 9.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 9.1(a) or Section 9.1(b) if notice of a Certificate (as defined below) setting forth the inaccuracy or breach, or potential inaccuracy or breach, thereof giving rise to such right or alleged right of indemnity shall have been given pursuant to Section 9.3(a) to the party against whom such indemnity may be sought prior to such time, but shall only survive for purposes of the resolution of the matter covered by such Certificate.
(d)      Except with respect to breaches of the Fundamental Representations, the Founders shall not be required to indemnify, defend or hold harmless the Buyer Indemnitees (as defined below) pursuant to Section 9.2(a)(i) until the aggregate amount of the Buyer Indemnitees’ Losses exceeds $250,000 (the “Deductible”), it being understood that if such Losses exceed the Deductible, the Buyer Indemnitees will only be entitled to recover for the Losses in excess of the Deductible.
(e)      Notwithstanding anything in this Agreement to the contrary, except with respect to breaches of the Fundamental Representations or in the case of fraud, in no event shall (i) the cumulative indemnification obligations of the Founders pursuant to Section 9.2(a)(i) exceed, in the aggregate, $1,250,000, (ii) the cumulative indemnification obligations of Bogaerde under Section 9.2(a)(i) exceed the amount of the Purchase Price received by Bogaerde, and (iii) the cumulative indemnification obligations of any Shareholder under Section 9.2(b)(i) exceed the amount of the Purchase Price received by such Shareholder (including any funds from the Escrow Account).

(f)      In respect of the Fundamental Representations, except in the case of fraud, (i) the cumulative indemnification obligations which the Founders shall be liable pursuant to Section 9.2(a)(i), shall be limited to the aggregate Purchase Price received by the Founders, (ii) the cumulative indemnification obligations of Bogaerde under Section 9.2(a)(i) shall not exceed the amount of the Purchase Price received by Bogaerde, and (iii) the cumulative indemnification obligations of any Shareholder under Section 9.2(b)(i) shall not exceed the amount of the Purchase Price received by such Shareholder.
(g)     No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once with respect to Losses resulting from a single claim or series of related claims.  Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.
(h)      Reserved.
(i)       Payments by the Shareholders pursuant to Section 9.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by such Buyer Indemnitee.
(j)       In no event shall the Shareholders be liable to Buyer Indemnitees for any punitive damages based on any type of multiple except to the extent paid or payable to a third party.
(k)      Buyer shall take, and cause the Buyer Indemnitees to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto (but only to the extent required by Law), provided, however, that the failure to mitigate if required hereby shall not result in the loss of any indemnification rights but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.
(l)       Reserved.
(m)    Following the Closing, the indemnification provisions of Section 9.2 and Section 8.3 shall be the sole and exclusive remedies of any Buyer Indemnitee or Shareholder Indemnitee for any Losses (other than Losses arising from or relating to claims based on fraud) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any claims arising under this Agreement; provided, however, that this exclusive remedy for Losses does not preclude a party from pursuing claims in connection Section 3.3 in accordance with the terms thereof or bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Ancillary Document, including for the avoidance of doubt, the covenants set forth in Sections 7 and 8 hereof.  Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
9.2       Indemnification.
(a)     By the Founders.  Each of the Founders agrees to, jointly and severally, indemnify and hold harmless Buyer, and each of its Affiliates, Representatives, directors, officers, employees and agents (each a “Buyer Indemnitee”), from and against any damages, losses, liabilities, penalties, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred, or paid, directly or indirectly, as a result of, in connection with or arising out of any of the following:

(i)       the failure of any representation or warranty made by the Founders in Article 4 of this Agreement to be true and correct as of the Closing Date;
(ii)    any Indebtedness or Transaction Expenses (other than the Transaction Bonus Amount) of the Company Group that remains unpaid immediately following the Closing; and
(iii)     any of the matters set forth on Schedule 9.2(a)(iii).
(b)     By the Shareholders.  Each Shareholder agrees to, severally and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, incurred, or paid, directly or indirectly, as a result of, in connection with or arising out of:
(i)      the failure of any representation or warranty made by such Shareholder in Article 6 of this Agreement to be true and correct as of the Closing Date; and
(ii)      any breach by such Shareholder of any of its covenants or agreements contained in this Agreement or in any other agreement, certificate, document, writing, or instrument delivered by such Shareholder pursuant to this Agreement.
Notwithstanding anything herein to the contrary, each of the Shareholders acknowledges and agrees that if any indemnification claim is made or asserted by a Buyer Indemnitee against any or all of the Founders under Section 9.2(a)(i) in connection with an alleged breach of the representations and warranties set forth in Section 4.3 in respect of such Shareholder, then such Shareholder shall (x) at such Shareholder’s sole expense, provide all reasonable assistance and cooperation requested by such Founder(s) and its counsel or other Representatives in connection with defending such claim and (y) indemnify and hold harmless such Founder(s) in respect of any such Agreed Claims paid by the Founders to the Buyer Indemnitee as if the representations and warranties made by such Shareholder under Section 6.1 and Section 6.2 had been made directly to the Founders against whom such claim by the Buyer Indemnitee has been asserted; provided however, that (1) the Founder(s) shall not settle any such claims with such Buyer Indemnitee without the prior consent of such Shareholder, (2) the Shareholder’s limitations of liability set forth in Section 9.1 shall apply in respect of such claim made by the Founder(s) against such Shareholder, and (3) the provisions of Section 9.3 shall apply to such claim as if such Shareholder was the Indemnifying Party and such Founder(s) were the Indemnified Party.
(c)      By Buyer. Buyer agrees to indemnify and hold harmless the Shareholders, and each of their respective Affiliates, Representatives, directors, officers, employees and agents (each a “Shareholder Indemnitee”) from and against any Losses suffered, incurred, or paid, directly or indirectly, as a result of, in connection with or arising out of:
(i)      the failure of any representation or warranty made by Buyer in this Agreement (whether or not contained in Article 5) or in any Schedule, Exhibit or other agreement or certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the Closing Date; and
(ii)      any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any other agreement, certificate, document, writing, or instrument delivered to a Party pursuant to this Agreement.

(d)    The obligations to indemnify and hold harmless pursuant to Section 9.2(a), Section 9.2(b)(i) and Section 9.2(c)(i) shall survive the consummation of the Transactions for the time periods set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.
(e)    Any Material Adverse Effect, Material Adverse Change, materiality, or other similar qualifications in the representations and warranties contained in Articles 4, 5 and 6 shall be disregarded for purposes of determining a breach of, and calculating the amount of Losses resulting from a breach of, any such representation or warranty; provided, however, that such qualification shall not be read out of the following defined terms:  Material Contract or Material Interest, and not apply to the first sentence of Section 4.13.
(f)      Notwithstanding any provision in this Article 9 or elsewhere in this Agreement to the contrary, only the Shareholder Representative shall have the right, power and authority to commence any action, suit or proceeding after the Closing, by and on behalf of any or all Shareholders, against Buyer, any Company Group Member or any other Indemnifying Party in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, and in no event shall any Shareholder himself, herself or itself have the right to commence any action, suit or proceeding against Buyer, any Company Group Member, or any other Indemnifying Party in such connection (other than (i) any action, suit or proceeding arising out of or relating to any Ancillary Documents solely between a particular Shareholder and a third party, or (ii) any defense or counterclaim against the Buyer, any Company Group Member or any other Indemnifying Party in response to a claim made by such Person against such Shareholder arising out of or relating to this Agreement, in each case, for which such Shareholder will retain all rights and obligations). Each Shareholder hereby waives, and shall be deemed to have waived, such Shareholder’s right to exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against Buyer, any Company Group Member or any other Indemnifying Party in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement or the related facts and circumstances underlying any such indemnification obligation or other liability other than exercising such Shareholder’s right or remedy by or through the Shareholder Representative.
(g)      Buyer shall have the right to withhold and set off against any amount otherwise due to be paid to any Founder pursuant to this Agreement, any Ancillary Document or any other agreement between the Buyer or any Company Group Member and such Founder by the amount, subject to any applicable limitations set forth in Article 9, of any Losses for Agreed Claims to which any Buyer Indemnitee may be entitled under Article 9 of this Agreement; provided, that Buyer has provided such Founder with written notice of its intent to setoff such amounts at least five (5) Business Days in advance of the date Buyer intends to setoff such amounts and such Founder shall have failed to satisfy in full such claim by payment of cash in immediately available funds.  Notwithstanding the foregoing, nothing in this Section 9.2(g) shall permit Buyer to withhold and set off against any payment of base salary, base wages or other base compensation payable to any Founder.
9.3       Indemnification Procedure.
(a)      Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 hereof (an “Indemnified Party”), including any claim by a third party described in Section 9.4 that might give rise to indemnification under this Agreement, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”) which shall:

(i)      state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
(ii)    specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under this Agreement.
The Indemnified Party’s failure to promptly deliver the Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise actually and materially prejudiced thereby.
(b)      If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30)-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the obligations and rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their obligations and rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or amount, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.  The Party that receives a final judgment in such dispute in such Party’s favor shall be indemnified and held harmless for all of its reasonable and documented dispute-related reasonable attorney’s and consultant’s fees or expenses by the other Party.
(c)      “Agreed Claims” are: (i) claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Certificate; (ii) claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b); (iii) claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b); and (iv) claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.4.  Within fifteen (15) days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment; provided however, that with respect to any claims for indemnification under Section 9.2(a), all Losses for Agreed Claims shall first be paid from the Escrow Account (to the extent funds remain therein) before a Buyer Indemnitee may seek indemnification from any Founder personally, and the Shareholder Representative and the Buyer shall, within five (5) Business Days following the date on which such claim becomes an Agreed Claim, execute and deliver joint written instructions to the Escrow Agent, authorizing the Escrow Agent to release the amount of the such Agreed Claims to the Buyer.
9.4          Third-Party Claims.
(a)      If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 9, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, however, that the failure to so notify shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)      The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that:
(i)       it is reasonably anticipated by the Indemnified Party that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and
(ii)    the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against any Losses resulting therefrom (subject to the limitations set forth in this Section 9); provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if:
(A)     the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation against the Indemnified Party;
(B)      the claim seeks an injunction or equitable relief against the Indemnified Party which would have a material adverse effect on the Indemnified Party;
(C)      the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party; or
(D)     upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.
(c)      Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless:
(i)       the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, or
(ii)     the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party.
(d)      So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity under this Agreement that it elects to undertake the defense thereof or contest such claim for indemnification in accordance with Article 9, the Indemnified Party shall have the right to contest, settle, or compromise the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnifying Party shall not, except with the consent of the Indemnified Party which shall not be unreasonably withheld, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article 9 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.  The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

9.5       Recoveries.
(a)      The amount of Losses recoverable by any Indemnified Party in connection with an indemnity claim pursuant to this Article 9 shall be reduced by (or, if such Losses have already been paid, refunded to the extent of) any proceeds actually received by such Indemnified Party from any insurance carrier with respect to the Losses to which such indemnity claim relates, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery (including any directly related increase in premiums, deductible or retention).  For the avoidance of doubt, no Indemnified Party shall have any obligation to pursue any claim against any insurance policy prior to pursuing a claim of indemnification against the Indemnifying Party.
(b)     A Party shall have no liability and shall be subject to no claim with respect to any inaccuracy in or incompleteness of or any breach of any representation, warranty, covenant or agreement contained in this Agreement unless notice of such inaccuracy, incompleteness or breach is given on or before the expiration of the time periods specified in Section 9.1.
10.          POST CLOSING MATTERS.
10.1    UK Stamp Duties.  Within 30 days of Closing, the Buyer shall pay all UK stamp duties applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.
10.2    Transaction Bonus Amounts. Following the Closing, Buyer shall cause the applicable Company Group Member to pay from the Transaction Bonus Amount to each Transaction Bonus Recipient the gross amount set forth opposite such Transaction Bonus Recipient’s name on Exhibit B, on the next regular payroll period following the Closing and to withhold from such gross amount any applicable Taxes, deductions or other required withholdings (which shall be remitted the appropriate Tax Authority in the ordinary course of business).
10.3   Vlaio Grant.  The Belgian Subsidiary has applied for a grant through the Fund for Innovation and Entrepreneurship for work performed through calendar year 2022 under case number HBC.2022.0029 (the “Vlaio Grant”), for which the Company Group received 215,000 euro on June 27, 2022 and expects to receive 91,658 euro around August 2023.  The Company Group has submitted the final report for the Vlaio Grant, but receipt of the grant is not expected to occur until after the Closing. Upon the request of the Shareholder Representative, Buyer shall cause the Company Group Members to work in good faith and use their commercially reasonable efforts, at the Shareholders’ sole cost and expense, to take any action reasonably requested by the Shareholder Representative to obtain the Vlaio Grant to which the Shareholders are entitled pursuant to this Section 10.3. If Buyer or any Company Group Member receives such Vlaio Grant by actual receipt of such amounts, it will deliver the amounts to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow, within ten (10) days after its receipt thereof; provided, however, the amount of such payment to the Shareholders pursuant to this Section 10.3 shall be reduced by the amount of any reasonable and documented out-of-pocket costs and expenses incurred by Buyer, Buyer’s Affiliates, or any Company Group Member following the Closing in connection with collecting the Vlaio Grant, including but not limited to any Taxes incurred by such relevant party following the Closing directly attributable to the Vlaio Grant or any fee payable to Leyton in respect of the Vlaio Grant (to the extent not satisfied at or prior to the Closing or otherwise included as a current liability in Closing Working Capital).

10.4    O&O Tax Credit.  The Belgian Subsidiary previously applied for and was granted a recuperation of government corporate employee taxes for research and development projects (the “O&O Tax Credit”).  The Belgian Subsidiary has applied for such recuperation for calendar year 2022 under case number HBC.2022.0029, and it expects to receive Tax benefits in the amount of 28,205 euro in respect of calendar year 2022 but such amounts are only paid out at fiscal year end.  Notwithstanding anything in Section 8.3 to the contrary, the Shareholders are entitled to all refunds (and the amount of any Tax credits in lieu of refunds), if any, that are received or claimed by the Buyer or any Company Group Member following the Closing and that are directly attributable to O&O Tax Credit for calendar year 2022.  If Buyer or any Company Group Member receives such O&O Tax Credit by actual receipt of a cash Tax refund (or a credit in lieu of a refund), it will deliver the refund or an amount equal to the credit to the Paying Agent (or, if the Paying Agent is unable or unwilling to act as paying agent following the Closing, to an alternative paying agent designated by the Shareholder Representative), for further distribution to the Shareholders, pro rata, based on the percentages set forth in the Funds Flow, within ten (10) days after its receipt thereof or within thirty (30) days following the filing of any Tax Return reflecting application of the O&O Tax Credit in the form of a Tax credit, provided, however, notwithstanding the foregoing: (a) to the extent the O&O Tax Credit is made available in the form of a Tax credit in lieu of a refund, the value of such credit shall be equal to the actual amount of reduction of Tax realized by the Belgian Subsidiary following application of the Tax credit, determined based on the with-and-without method; and (b) the amount payable to the Shareholders pursuant to this Section 10.4 shall be reduced by the amount of any reasonable and documented out-of-pocket costs and expenses incurred by Buyer, Buyer’s Affiliates, or any Company Group Member following the Closing in connection with such Tax refund or credit, including but not limited to Taxes incurred by such relevant party following the Closing directly attributable to such refund or credit or any fee payable to Leyton in respect of the O&O Tax Credit (to the extent not satisfied at or prior to the Closing or otherwise included as a current liability in Closing Working Capital), provided that any costs or expenses offset against the amounts due to the Shareholders pursuant to Section 10.3 shall not be double-counted as an offset against the amounts due to the Shareholders pursuant to this Section 10.4, and vice versa.  Upon the request of the Shareholder Representative, Buyer shall cause the Company Group Members to work in good faith and use their commercially reasonable efforts, at the Shareholders’ sole cost and expense, to take any action reasonably requested by the Shareholder Representative to obtain the O&O Tax Credit to which the Shareholders are entitled pursuant to this Section 10.4 and the Buyer shall cause the Company Group Members to elect to receive the O&O Tax Credit in the form of a Tax refund rather than a Tax credit, if such option is permissible.

11.          MISCELLANEOUS.
11.1    Expenses.  The Parties shall pay all of their own expenses relating to the Transactions, including the fees and expenses of their counsel and financial advisers.
11.2    Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed, enforced, and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.
11.3    Arbitration.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules 2020 (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 11.3.  The number of arbitrators shall be three.  The seat, or legal place, of arbitration shall be the City of London, United Kingdom.  The language to be used in the arbitral proceedings shall be English.  The governing law of the contract shall be the substantive law of the State of Delaware.
11.4    Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (a) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, return receipt requested; (b) when sent, if sent by email transmission, if receipt thereof is confirmed by response email to the sender, provided that an automatic “read receipt” out of office message or similar automated message will not constitute confirmation of receipt; (c) when delivered, if delivered personally to the intended recipient or sent with a nationally recognized overnight courier service, in each case addressed as follows:
if to Buyer, to:
Logility, Inc., 470 East Paces Ferry Road, N.E., Atlanta, GA 30305, Telephone:  +1-404-261-4381, Attn:  General Counsel, Email:  notice@amsoftware.com with copy to (which shall not constitute notice):
(i) Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., 165 Madison Ave., Suite 2000, Memphis, TN 38103, Telephone:  +1-901-577-2148, Attn:  Drew Yonchak, Email:  dyonchak@bakerdonelson.com; (ii) Elegis, Mechelsesteenweg 64, B-2018 Antwerp, Belgium, Telephone:  +32 (0)3 244 15 60, Attn:  Christoph Hanssen, Email:  chanssen@elegis.com; and (iii) Stevens & Bolton LLP, Wey House, Farnham Road, Guildford, Surrey GU1 4YD, Telephone:  +44 (0)1483 302264, Attn:  Oscar Horwich, Email: Oscar.Horwich@stevens-bolton.com and Andrew.Carter@stevens-bolton.com.
And
if to the Shareholder Representative, to:
2018 Antwerp, Lange Lozanastraat 46, Belgium
with copy to (which shall not constitute notice):
Dentons UK and Middle East LLP, One Fleet Place, London, EC4M 7WS, United Kingdom, Attn:  Joseph Collingwood, Email: joseph.collingwood@dentons.com and Dentons Cohen and Grigsby LLP, EQT Plaza, 625 Liberty Ave, Pittsburgh, PA 15222, United States, Attn:  Matthew Clark, Email: matthew.clark@dentons.com
And

if to a Shareholder, to such Shareholder’s address set forth below its signature on the signature pages hereto with copy to (which shall not constitute notice):
Dentons UK and Middle East LLP, One Fleet Place, London, EC4M 7WS, United Kingdom, Attn:  Joseph Collingwood, Email: joseph.collingwood@dentons.com and Dentons Cohen and Grigsby LLP, EQT Plaza, 625 Liberty Ave, Pittsburgh, PA 15222, United States, Attn:  Matthew Clark, Email: matthew.clark@dentons.com or such other address or number as shall be furnished in writing by any such Party in a notice delivered in accordance with this Section 11.4.
11.5   Confidentiality.  Prior to Closing, no Party shall announce or disclose to any third party (other than those employees, agents, advisors or representatives who have a need to know in order to effectuate the Transactions, and/or the spouses or domestic partners of the Shareholders) the existence or the terms of this Agreement or the Transactions, without the prior consent of the counter-Party (which consent shall not be unreasonably withheld), except as disclosure may be required by (a) applicable Law, (b) the rules or any order of any court, tribunal or agency of competent jurisdiction, (c) any securities exchange, recognised investment exchange, regulatory or governmental body, which has jurisdiction over it or to which it normally submits (whether or not a direction from that body has the force of Law) or (d) to a relevant Tax Authority to the extent required for the proper management of the taxation affairs of that party, any of its holding companies or any subsidiary of it or any of its holding companies.
11.6    Assignment; Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any Party without the express written consent of the other Parties, other than by operation of law; provided, however, that Buyer may assign its rights, interests, and obligations under this Agreement (i) to any direct or indirect wholly owned Subsidiary of American Software, Inc. and (ii) in connection with the transfer by Buyer of all or substantially all of its capital stock and/or assets; provided, further, that if Buyer makes any assignment referred to in (i) above, Buyer shall remain liable under this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their heirs, executors, administrators, successors and permitted assigns.  Any purported assignment in violation of the above shall be void and of no effect to transfer any right under this Agreement.
11.7     Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
11.8    Entire Agreement.  This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.
11.9    Amendments.  This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by each of the Buyer, the Shareholder Representative, Superseed and Bosch, other than in the case of a waiver, by the Buyer (if it is the Party waiving compliance) or any Shareholder (if such Shareholder is waiving compliance on behalf of itself), as applicable; provided, however, that the Shareholder Representative shall be permitted to consent to any amendment to this Agreement on behalf of Superseed and Bosch provided that such Amendment (a) does not expand or otherwise add to any covenants, restrictions or undertakings of the Shareholders, (b) is limited to curing any ambiguity or correcting or supplementing any provision contained in this Agreement which may be defective or inconsistent with any other provisions contained herein, or (c) does not materially adversely affect the interests of the Shareholders.

11.10  Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.
11.11   Third-Party Beneficiaries.  Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.
11.12  No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
11.13  Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail or similar electronic means (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No Party shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.
11.14  Schedules.  Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule reasonably identifies the exception.
11.15   Construction.  In this Agreement, unless the context otherwise requires:
(a)      any reference in this Agreement to “writing” or comparable expressions includes a reference to electronic transmission or comparable means of communication;
(b)      words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(c)       references to Sections, Exhibits, Schedules, and Recitals are references to sections, exhibits, schedules, and recitals of this Agreement;
(d)       reference to “day” or “days” are to calendar days;

(e)     this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, or supplemented; and
(f)      “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
11.16  Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
11.17   Shareholder Representative.
(a)      Each Shareholder, for itself or himself and for its or his successors and assigns, hereby irrevocably makes, constitutes and appoints Piet Buyck, in his capacity as Shareholder Representative, as the sole and exclusive agent, attorney-in-fact and representative of such Shareholder, to act for and on behalf of such Shareholder with respect to the matters set forth in this Section 11.17, and the Shareholder Representative hereby accepts such appointment.  Each Shareholder acknowledges that the appointment of the Shareholder Representative is coupled with an interest and may not be revoked.  Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Shareholder Representative consistent with this Section 11.17, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision or determination.
(b)      In furtherance of the appointment of the Shareholder Representative, each Shareholder, fully and without restriction (in each case, other than in the case of any Ancillary Documents solely between a particular Shareholder and a third party, for which such Shareholder will retain all rights and obligations, including notice), (i) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Shareholder Representative under or in connection with this Agreement, the Ancillary Documents or any of the transactions contemplated thereby, and (ii) authorizes the Shareholder Representative to (A) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, certificates, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with Section 2.2, Section 3.3 and Section 7.3 and to waive any closing deliverables of the Buyer or approve any press releases or public announcements in connection therewith, (B) deliver to Buyer any agreements, certificates, statements, notices, certificates, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given pursuant to this Agreement and have been executed by Shareholders and deposited with the Shareholder Representative for purpose of such delivery, (C) on behalf of the applicable Shareholders, dispute or refrain from disputing any claim made by Buyer under this Agreement or the Escrow Agreement, and negotiate and compromise any dispute which may arise under Section 3.3 or Section 9.2(a) of this Agreement or the Escrow Agreement, (D) sign any releases or other documents with respect to any such dispute or remedy described in subsection (C), (E) subject to any additional consents required pursuant to Section 11.9, negotiate, execute, and deliver any amendments to this Agreement, (F) petition the Escrow Agent for the release of any or all funds due to the Founders or the Shareholders under Section 3.3 and Section 3.1 of this Agreement, respectively, and the Escrow Agreement and, subject to the Shareholder Representative’s other responsibilities under this subsection, pay to each Founder or other Shareholder, as applicable, such Founder’s or other Shareholder’s Pro Rata Share of such funds, (G) pay out of the Reserve Account or funds otherwise payable to Shareholders by Buyer or the Escrow Agent all fees and expenses of Shareholders (and of the Shareholder Representative acting in such capacity) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including without limitation the fees and expenses of the Paying Agent, counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Shareholder Representative in connection with such transactions, and (H) bring or refrain from bringing any action, suit or proceeding after the Closing, by and on behalf of any or all Shareholders, against Buyer, any Company Group Member or any other Indemnifying Party in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby pursuant to Section 9.2(f).  Except for any obligations for which Shareholders are severally, but not jointly, liable, payments made by the Shareholder Representative under subsection (G) above will be considered to be paid by all Shareholders in accordance with their respective Pro Rata Shares.  Any amounts remaining in the Reserve Account following the final resolution of the Closing Working Capital and Closing Cash under Section 3.3 shall be promptly paid to the Shareholders in accordance with their respective Pro Rata Shares.

(c)      If any Shareholder Representative resigns, ceases to be a legal entity, dies or becomes incapacitated, its or his successor will be appointed within 15 days of such event by the Shareholders owning a majority of the Shares held by all of the Shareholders immediately prior to the Closing, including each of the Founders.  The decisions and actions of any successor Shareholder Representative will be, for all purposes, those of the Shareholder Representative as if originally named herein.  The death or incapacity of any Shareholder will not terminate the authority and agency of the Shareholder Representative.  Any successor Shareholder Representative will provide Buyer with prompt written notice of its or his appointment.
(d)      Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Shareholder Representative in accordance with this Agreement and will not be liable to Shareholders or any other Person for any action taken or not taken in reliance upon the Shareholder Representative.  Buyer will not be obligated to inquire as to the authority of the Shareholder Representative with respect to the taking of any action set forth in Section 11.17(b) that the Shareholder Representative takes on behalf of Shareholders.
(e)     Each Shareholder agrees that the Shareholder Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby, except to the extent such actions or omissions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or intentional fraud.
(f)      As used herein, “Pro Rata Share” means each Shareholder’s pro rata share of the issued, outstanding and vested Shares held by all of the Shareholders or such group of Shareholders, as the case may be, determined as of the Closing Date.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Buyer has caused its name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.
BUYER:

LOGILITY, INC.

By:	/s/ H. Allan Dow
Name:	H. Allan Dow
Title:	President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each Founder has caused its name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.
FOUNDERS:

/s/ Piet Buyck
PIET BUYCK

Address:

On file

/s/ Anupam Aishwarya
ANUPAM AISHWARYA

Address:

/s/ Ranjith Narayanan
RANJITH NARAYANAN

Address:

On file

/s/ Geert Jan Van Den Bogaerde
GEERT JAN VAN DEN BOGAERDE

Address:

On file

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each Shareholder (other than the Founders), has caused its name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.
SHAREHOLDER:

Other shareholder signature pages on file

Name:

Address:

On file

[Signature Page to Stock Purchase Agreement]

ANNEX A

Definitions

When used in this Agreement, the following terms shall have the respective meanings specified below.
(a)     “Accounting Standards” shall mean the International Financial Reporting Standards, or, for a period of account of a Company Group Member which ended before the Closing Date, any alternative generally accepted accounting principles and/or practice applicable to and validly adopted by that Company Group Member.
(b)     “Adjustment Collar” means Thirty-Six Thousand Seven Hundred Eighty-One Pounds Sterling (£36,781).
(c)     “Adjustment Escrow Amount” means One Hundred Twenty Thousand Dollars ($120,000).
(d)     “Adjustment Escrow Fund” means the Adjustment Escrow Amount together with all earnings, if any, thereon.
(e)     “Affiliate” means with respect to any Person, any other Person, whether or not existing on the date hereof, controlling, controlled by or under common control with such first Person.
(f)     “Ancillary Documents” means the Escrow Agreement, the Founder Agreements, and all filings, certificates, agreements and other documents prepared or delivered in connection with the consummation of the transactions contemplated hereunder and thereunder.
(g)     “Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the UK Bribery Act 2010; (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states; (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (v) any other Law or similar legislation applicable to the Company Group or the Shareholders relating to anti-corruption, bribery or other similar matters.
(h)     “Balance Sheet Date” shall mean December 31, 2022.
(i)      “Bosch” means Robert Bosch Venture Capital GmbH.
(j)      “Business” means the development, commercialization and sale of any one or more supply chain planning or logistics software.
(k)    “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in London, United Kingdom; Brussels, Belgium; and Atlanta, Georgia, shall be authorized or required by law to close.
(l)      “CA 2006” shall mean the United Kingdom (UK) Companies Act, 2006
(m)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
1

(n)     “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended.
(o)    “Closing Balance Sheet” means the balance sheet of the Company Group as of the Closing, prepared in accordance with the Accounting Standards except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E.
(p)     “Closing Cash” means, with respect to the Company Group, the amount of any cash on hand, cash in bank or other accounts (including checks and credit card payments received, whether or not such funds are available but excluding uncleared checks and credit payments not yet received), readily marketable securities, and other cash-equivalent liquid assets of any nature as of such date, determined in accordance with the Accounting Standards determined as of the Closing.
(q)     “Closing Indebtedness Certificate” means a certificate executed by an authorized officer of the Company certifying on behalf of the Company Group an itemized list of all outstanding Indebtedness of the Company Group as of immediately prior to the Closing and the Persons to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.
(r)     “Closing Transaction Expenses Certificate” means a certificate executed by an authorized officer of the Company certifying on behalf of the Company Group an itemized list of all unpaid Transaction Expenses of the Company Group as of immediately prior to the Closing and the Persons to whom such outstanding Transaction Expenses are owed and an aggregate total of such outstanding Transaction Expenses.
(s)      “Closing Working Capital” means the Working Capital as of the Closing Date.
(t)      “Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;
(u)    “Data Protection Legislation” means applicable Laws, rules, and regulations pertaining to data protection, data privacy, data security, data breach, anti-spam, consumer protection, and cybersecurity, including, in particular, the following regulations: (i) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (ii) the General Data Protection Regulation (2016/679) and any national Law issued under that regulation; (iii) data protection legislation (as defined in the UK Data Protection Act 2018) and the Privacy and Electronic Communications (EC Directive) Regulations 2003, any laws and regulations implementing or made pursuant to EU Directive 2002/58/EC (as amended by 2009/136/EC) and the General Data Protection Regulation (2016/679) as it forms part of the European Union (Withdrawal) Act 2018; (iv) the California Consumer Privacy Act; (v) Lei General de Protecao de Dados; (vi) the Personal Information Protection and Electronic Documents Act; (vii) Serbian Law on Personal Data Protection (ZZPL); and all equivalent applicable Laws of any other jurisdiction;
(v)     “Data Room” means the virtual data room available at https://collaborate.bakerdonelson.com/bakerdonelson/dashboard.action?activityTab=ACTIVITY.
(w)    “Disclosure Letter” means the Schedules attached to this Agreement.
2

(x)     “Environmental Law” shall mean any Law, Order, or other requirement of law applicable to the Company Group, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release, or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.
(y)     “Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
(z)     “Estimated Closing Cash” means the Founder’s good faith estimate of the Closing Cash as set forth on the Statement of Estimated Adjustments, determined in accordance with the Accounting Standards.
(aa)   “Estimated Closing Balance Sheet” means an estimated balance sheet of the Company Group as of the Closing, prepared in accordance with the Accounting Standards except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E.
(bb)   “Estimated Closing Working Capital Deficit” means the amount, if any, determined as of the Closing Date, by which the Target Working Capital exceeds the Estimated Closing Working Capital.
(cc)   “Estimated Closing Working Capital Surplus” means the amount, if any, determined as of the Closing Date, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
(dd)   “Estimated Closing Working Capital” means the Founders’ good faith estimate of the Closing Working Capital as set forth on the Statement of Estimated Adjustments, determined in accordance with the Accounting Standards, except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E.
(ee)   “Ex-Im Laws” means all Laws applicable to the Company Group relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(ff)    “Family” means, with respect to an individual, (i) individual’s spouse; and (ii) any other natural person who is related to the individual or the individual’s spouse within the first degree and who resides with such individual.
(gg)   “Founder Agreements” means the amendments to each of the Founders’ employment or consulting agreement with the Company Group, in substantially the forms attached hereto as Exhibit D.
(hh)   “Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country in which the Company Group operates or any state, federal, province, multinational, prefect, municipality, locality, county, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority in any such country.
3

(ii)     “HMRC” means the UK HM Revenue & Customs.
(jj)     “Indebtedness” of any Person shall mean and include: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services, including all Company Group notes and “earn-out” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security; (iv) commitments or obligations by which such Person insures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) indebtedness secured by a Lien on assets or properties of such Person; (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (vii) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, which such obligation is required to be treated as a capitalized lease under the Accounting Standards; (viii) obligations in respect of capitalized leases (calculated in accordance with the Accounting Standards); (ix) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company Group prior to Closing; or (x) all accrued and unpaid Taxes attributable to the Tax period determined as if the current taxable period of the Company Group was treated as ending on the Closing Date; or (xi) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim, or liability of any other Person of a type described in clauses (i) through (vii) above.  Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business.
(kk)   “Indemnity Escrow Amount” means Eight Hundred Thousand Dollars ($800,000).
(ll)     “Indemnity Escrow Fund” means the Indemnity Escrow Amount together with all earnings, if any, thereon.
(mm) “Indirect Tax” shall mean: (i) in the United Kingdom and any member state of the European Union, value added tax; (ii) in a territory outside the United Kingdom and the European Union, any similar or equivalent Tax to value added tax chargeable in the United Kingdom and the European Union and which is chargeable on supplies of goods and services.
(nn)   “Insolvency Act 1986” shall mean the United Kingdom (UK) Insolvency Act 1986.
(oo)   “Intellectual Property” shall mean any of the following:  (i) U.S. and non-U.S. patents, and with respect to either, applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions, and reexaminations thereof; (ii) registered trademarks, service marks, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered copyrights and mask works, and applications for registration of either; (iv) Sites; (v) Software, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (vi) any goodwill associated with any of the foregoing.
(pp)  “Knowledge of the Founders” or “Founders’ Knowledge” or any other similar knowledge qualification, means that one or more of the Founders, (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter after reasonable due inquiry.
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(qq)   “Law” shall mean any constitution, common law, decree, code, judgment, ruling, statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.
(rr)    “Legal Requirement” shall mean any federal, state, local, municipal, foreign, or other law (including common law), statute, code, ordinance, regulation, rule, regulatory, or administrative ruling or guidance, directive, Order, constitution, treaty, or other restriction, requirement, or rule of law of any Governmental or Regulatory Authority.
(ss)    “Liability” shall mean, with respect to any Person, any claim, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(tt)    “Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties other than Software licenses in the Ordinary Course of Business, licenses for Open Source Code, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.
(uu)   “Material Adverse Change” or “Material Adverse Effect” shall mean when used with respect to the Company Group, any materially adverse change in or effect on the business, assets, liabilities, results of operation, condition (financial or otherwise) or prospects of the Company Group; provided however, that “Material Adverse Change” and “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws, Accounting Standards or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), in each case that do not disproportionately affect the Company Group.
(vv)   “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
(ww) “Non-Customized Software” shall mean non-customized off-the-shelf Software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use Software license; (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Company Group; and (3) is generally available on standard terms for less than $10,000.
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(xx)   “Order” shall mean any judgment, order, injunction, decree or writ of any Governmental or Regulatory Authority or any arbitrator.
(yy)   “Ordinary Course of Business” shall mean actions taken by a Person if such actions are consistent in nature, scope, and magnitude with the past practices of such Person and are taken in the ordinary course of the normal, day-to-day operations of such Person.
(zz)    “Paying Agent” shall mean Law Debenture Corporate Services Limited.
(aaa)  “Permitted Liens” shall mean (i) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company Group; (ii) Liens for current Taxes, assessments, or governmental charges or levies not yet due and payable; (iii) mechanic’s, materialmen’s, and similar liens; (iv) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; and (vi) in the case of Intellectual Property, non-exclusive licenses to the Company Group’s customers granted in the Ordinary Course of Business; provided that, in the case of clauses (iii)-(v), such Liens arise in the Ordinary Course of Business of the Company Group and are not material to the Company Group.
(bbb) “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization, any other form of legal entity, and a Governmental or Regulatory Authority.
(ccc)  “Personal Data” means any information or data relating to a natural person who is or can reasonably be identified, directly or indirectly, by that information or data, including by reference to an identifier such as a name, an identification number, location data, an online identifier, financial information, credit or payment card information, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person, and when referring to Data Protection Legislation, has the same meaning as the similar or equivalent term defined thereunder;
(ddd) “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.
(eee) “Representative” with respect to any Person means any officer, director, principal, attorney, agent, employee or other representative of such Person.
(fff)   “Related Person” shall mean (i) with respect to a particular individual: (1) each other member of such individual’s Family; (2) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; and (3) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual:  (1) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (2) any Person that holds a Material Interest in such specified Person; (3) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (4) any Person in which such specified Person holds a Material Interest; and (5) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
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(ggg)          “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (for example, Crimea, Cuba, Iran, North Korea and Syria).
(hhh)          “Sanctioned Person” means, at any time, any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.
(iii)           “Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including, without limitation, the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) the UK’s Office of Foreign Sanctions Implementation (OFSI), or (v) any other similar Governmental or Regulatory Authority with jurisdiction over the Company Group from time to time.
(jjj)            “Security Breach” means a breach of security leading to the unauthorized access to or acquisition of Personal Data, including ransomware attack or malware intrusion.
(kkk)        “Shareholders’ Agreement” means the shareholders’ agreement in relation to the Company dated 29 September 2022 as amended and varied from time to time.
(lll)            “Sites” shall mean Internet domain names, applications, and reservations therefor, uniform resource locators and the corresponding Internet sites.
(mmm)      “Software” means any computer program, operating system, applications system, firmware, or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.
(nnn)        “Statement of Estimated Adjustments” means a schedule setting forth the Estimated Closing Working Capital and Estimated Closing Cash, in all cases prepared in accordance with the Accounting Standards, except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E.
(ooo)       “Statement of Adjustments” means a schedule setting forth the Closing Working Capital and Closing Cash, in all cases prepared in accordance with the Accounting Standards, except as specifically adjusted for in the sample calculation of Closing Working Capital as set forth in Exhibit E and the Buyer’s calculation of the final Purchase Price.
(ppp)         “Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.
(qqq)          “Superseed” means SuperSeed II LP.
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(rrr)            “Target Working Capital” shall mean Working Capital as of the Closing Date, which targeted amount is equal to negative One Hundred Seventy-Six Thousand Pounds Sterling (-£176,000).
(sss)          “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.
(ttt)            “Threatened” means, with respect to any claim, proceeding, dispute, action, or other matter, that any demand or statement has been made (orally, in writing, or by any electronic or other means) or notice has been given (orally, in writing, or by any electronic or other means), or any other event has occurred or any other circumstance exists, that a Party is aware of and if known to exist would lead a prudent person to conclude that a reasonable chance exists that such a claim, proceeding, dispute, action, or other matter will be asserted, commenced, taken, or otherwise pursued in the future.
(uuu)        “Transaction Bonus Amount” means the aggregate gross amount payable to the Transaction Bonus Recipients in amounts set forth on Exhibit B, which shall be inclusive of any applicable Taxes, deductions or other required withholdings.  Notwithstanding anything in the Agreement to the contrary and for the avoidance of doubt, the employer portion of payroll Taxes and any other employer withholdings or deductions in respect of such transaction bonus payments are included within the Transaction Bonus Amounts, and such employer portion of payroll Taxes and any other employer withholdings or deductions in respect of such transaction bonus payments shall not be considered Transaction Expenses (except for the Transaction Bonus Amount itself), Indebtedness or a current liability in the calculation of Closing Working Capital.
(vvv)         “Transaction Bonus Recipient” means each of the employee, consultants and other service providers of the Company Group set forth on Exhibit B.
(www      “Transaction Expenses” shall mean any and all (i) legal, accounting, tax, financial advisory, environmental consultants, and other professional or transaction related costs, fees and expenses incurred by the Company Group in connection with this Agreement or in investigating, pursuing or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (ii) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions (including the Transaction Bonus Amount and any payments required under any Employee Benefit Plan with respect to any of the foregoing); and (iii) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company Group) with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (i) and (ii), or the forgiveness of any loans or other obligations owed by any Company Group Member or employees in connection with the Transactions.  For the avoidance of doubt, the term “Transaction Expenses” shall include half of any fees payable to the Escrow Agent and the Paying Agent, and (1) the reasonable fees and documented legal fees and expenses of Goodwin Procter LLP, in its capacity as counsel to Superseed, in an amount not to exceed, in the aggregate, $62,335 and (2) the reasonable and documented legal fees and expenses of Dentons, in its capacity counsel to the Company and the Founders, shall be deemed Transaction Expenses under this Agreement.
(xxx)          “Transactions” shall mean the transactions contemplated by this Agreement and the other agreements contemplated hereby.
(yyy)          “VAT” means value added tax.
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(zzz)          “Working Capital” shall mean the current assets of the Company Group, less the current liabilities of the Company Group, determined in accordance with the Accounting Standards and in a manner consistent with the policies and principles used by the Company Group in connection with the preparation of its financial statements, including its balance sheet.  Current assets shall consist of accounts receivable, prepaid expenses and other prepaid items, Inventory and other current assets (other than cash and cash equivalents).  Current liabilities shall include accounts payable, adjusted deferred revenue and other current liabilities, but excluding Indebtedness.
In addition to the terms defined above, the following terms shall have the respective meanings assigned thereto in the sections indicated below.
Defined Term	Section
Affiliate Share Buyer	Recitals
Affiliate Shares	Recitals
Agreed Claims	Section 9.3(c)
Agreement	Preamble
Balance Sheet	Section 4.11(a)(i)
Base Purchase Price	Section 1.2
Benefit Arrangement(s)	Section 4.31(d)
Buyer	Preamble
Buyer Indemnitee	Section 9.2(a)
CARES Funds	Section 4.26(e)
Certificate	Section 9.3(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Payment	Section 1.2
Company Group Intellectual Property	Section 4.18(a)
Company Group Software	Section 4.18(i)
Competing Business	Section 7.1(b)
Confidential Information	Section 7.1(d)
Contract	Section 4.5(a)
Disputed Items	Section 3.3(c)
Electronic Delivery	Section 11.13
Employee Benefit Plans	Section 4.31(a)
Enforceability Exceptions	Section 4.3
ERISA	Section 4.31(a)(i)
Escrow Account	Section 3.1(a)
Escrow Agent	Section 3.1(a)
Escrow Agreement	Section 2.2(a)(iii)
Financial Statements	Section 4.9
Funds Flow	Section 1.3
Government Relief Funds	Section 4.26(e)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Independent Accountant	Section 3.3(d)
Leased Real Property	Section 4.24(a)
Losses	Section 9.2(a)
Material Contract	Section 4.16(a)
Open Source Code	Section 4.18(j)
Shareholder or Shareholders	Preamble
Party	Preamble

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Defined Term	Section
Permit	Section 4.28
Pre-Closing Tax Periods	Section 4.14(b)
Purchase Price	Section 1.2
Shareholder Indemnitee	Section 9.2(b)
Simultaneous Transaction	Recitals
Simultaneous Transaction Representation	Section 9.1(b)
Stimulus Funds	Section 4.26(e)
Territory	Section 7.1(b)
VAR	Section 4.20(b)
VEBAs	Section 4.31(a)(ii)
WARN	Section 4.30(j)
Warranty Claims	Section 4.22

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